Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

ELEKTA INC.,

NUCLETRON OPERATIONS B.V.,

ICAD, INC.,

XOFT, INC.

and

XOFT SOLUTIONS, LLC

Dated as of October 22, 2023

Page

ARTICLE 1 PURCHASE AND SALE OF THE ACQUIRED ASSETS		1
1.1	Purchase and Sale of the Assets	1
1.2	Excluded Assets	3
1.3	Assumption of Certain Liabilities	4
1.4	Retained Liabilities	5
ARTICLE 2 CONSIDERATION; CLOSING		5
2.1	Purchase Price	5
2.2	Payment	5
2.3	Closing	5
2.4	Allocation of Purchase Price	7
2.5	Risk of Loss	7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		7
3.1	Organization	7
3.2	Authority; Enforceability	8
3.3	Non-Contravention	8
3.4	Title	8
3.5	Financial Information	9
3.6	No Undisclosed Liabilities	9
3.7	Absence of Certain Changes or Events	10
3.8	Contracts	11
3.9	Compliance with Laws; Permits	11
3.10	Litigation; Orders	12
3.11	Employee Matters.	13
3.12	Real Property.	13
3.13	Products; Intellectual Property.	14
3.14	Environmental Laws	18
3.15	Taxes	19
3.16	Insurance	20
3.17	Related Party Transactions	20
3.18	Brokers	21

-i-

(continued)

Page

3.19	Suppliers and Customers	21
3.20	Accounts Receivable	21
3.21	Solvency	21
3.22	Acquired Product Registrations; Regulatory Matters.	21
3.23	Product Warranties; Product Liabilities	25
3.24	Restrictions on Business Activities	25
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYERS		26
4.1	Organization	26
4.2	Authority; Enforceability	26
4.3	Non-Contravention	26
4.4	Litigation	26
4.5	Sufficient Funds	26
4.6	Brokers	27
ARTICLE 5 COVENANTS		27
5.1	Confidentiality	27
5.2	Public Announcements	27
5.3	Certain Tax Matters.	27
5.4	Non-Competition; Non-Solicitation; Non-Disparagement.	29
5.5	Access to Records Post-Closing	31
5.6	Use of Name	31
5.7	Non-Assignable Assets; Additional Assets.	31
5.8	Bulk Sale Filings	32
5.9	Further Assurances; Post-Closing Cooperation.	32
5.10	Employment Matters.	34
5.11	Removal of Excluded Assets from Leased Real Property	34
ARTICLE 6 INDEMNIFICATION		34
6.1	Survival	34
6.2	Indemnification by Buyer	35
6.3	Indemnification by Seller	35
6.4	Third-Party Claims.	35

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(continued)

Page

6.5	Notice of Claims	36
6.6	Release of Indemnity Escrow Amount	37
6.7	Limitations of Liability.	37
6.8	Indemnification Exclusive Remedy	38
6.9	Adjustment of Purchase Price	38
ARTICLE 7 MISCELLANEOUS		38
7.1	Notices	38
7.2	Amendment	39
7.3	Waiver	39
7.4	No Third-Party Beneficiaries	39
7.5	Fees and Expenses	39
7.6	Entire Agreement	40
7.7	Assignment	40
7.8	Severability	40
7.9	Governing Law	40
7.10	Jurisdiction	40
7.11	Waiver of Jury Trial	41
7.12	Counterparts	41
7.13	Interpretation; Construction	41
7.14	Specific Performance, Injunctive Relief	42

EXHIBITS
Exhibit A	Definitions

Exhibit B	Form of Bill of Sale

Exhibit C	Form of IP Assignment Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Transition Services Agreement

-iii-

ASSET PURCHASE AGREEMENT

This asset purchase agreement (this “Agreement”) is made as of October 22, 2023, by and among (i) iCAD, Inc., a Delaware corporation, Xoft Solutions, LLC, a Delaware limited liability company, and Xoft, Inc., a Delaware corporation (collectively, “Sellers” and each a “Seller”), and (ii) Elekta Inc., a Georgia corporation, and Nucletron Operations B.V., a company organized under the laws of the Netherlands (together, “Buyers” and each a “Buyer”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

WHEREAS, Sellers are engaged in developing, manufacturing, marketing and selling electronic brachytherapy systems and related software and services (the “Business”);

WHEREAS, Sellers have ownership rights in the assets used or held for use in the Business;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyers desire to purchase the Acquired Assets, and Sellers desire to sell to Buyers the Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), in exchange for the Purchase Price and the assumption by Buyers of the Assumed Liabilities; and

WHEREAS, Buyers have previously paid Sellers an amount equal to fifty thousand dollars ($50,000) (the “Exclusivity Payment”) to secure continuing exclusivity rights with respect to the acquisition of the Business.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1              Purchase and Sale of the Assets. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell, convey, transfer, assign and deliver to Buyers (in each case as allocated to Buyers as set forth on Schedule 1.1), and Buyers (in each case as allocated to Buyers as set forth on Schedule 1.1) will purchase and acquire from such Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all such Seller’s right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of such Seller of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to, primarily used or otherwise primarily held for use by such Seller in operating the Business, wherever located and whether now existing or hereafter acquired prior to the Closing, other than the Excluded Assets (collectively, the “Acquired Assets”), including the following assets to the extent used or otherwise held for use by Sellers in operating the Business:

(a)               all accounts or notes receivable held by Sellers from third parties, including those set forth on Schedule 1.1(a), and any security, claim, remedy or other right related to any of the foregoing (the “Accounts Receivable”);

(b)               all of Sellers’ inventories, wherever located, including inventories of raw materials, finished goods, operating supplies, work-in-process, products, supplies, packaging, packaging materials, parts and other inventories, including any such being held on consignment, bailment or other arrangement, including the inventories set forth on Schedule 1.1(b);

(c)               all personal property and interests therein (wherever located), including all machinery, equipment, fixtures, leasehold improvements, furniture, furnishings, displays, on-site vehicles, computer equipment and systems, Software, hardware and other materials set forth on Schedule 1.1(c);

(d)               all customer and supplier lists and pricing information set forth on Schedule 1.1(d);

(e)               all Contracts which relate to the Business, including the Contracts set forth on Schedule 1.1(e) (the “Assumed Contracts”);

(f)                all rights with respect to the Leased Real Property, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(g)               all Business Intellectual Property and Business IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all goodwill appurtenant to, or associated with, any of the foregoing, any and all rights of renewal relating to any of the foregoing, and all past, present or existing, and future claims, causes of action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for infringements or misappropriations) against any Person related to or arising from any of the foregoing as set forth on Schedule 1.1(g) (collectively, the “Acquired Intellectual Property”);

(h)               all rights of Sellers under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, intermediaries, distributors and contractors in connection with products sold to Sellers primarily for or in connection with the Business or in respect of any Acquired Asset but excluding such rights with respect to any Excluded Asset;

(i)                 all Permits, including those set forth on Schedule 1.1(i), to the extent assignable;

(j)                 all Regulatory Approvals held by Sellers or that are pending before any Governmental Authority with respect to any of the Products, and all applications for modification, extension or renewal thereof, and any applications for any new Regulatory Approvals (collectively, the “Acquired Product Registrations”);

(k)               all marketing materials, research data, customer and sales information, product literature, advertising and other promotional materials and data, and training and educational materials, in each case used or held for use in the Business or that relate primarily to the Products and/or their Exploitation, in whatever form or medium (e.g., audio, electronic, visual or print) (collectively, the “Marketing Materials”);

(l)                 all of Sellers’ credits, prepaid expenses, deferred charges, advanced payments, security deposits and prepaid items to the extent relating to the Business;

(m)             all of Sellers’ claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Acquired Asset or any Assumed Liability, including unliquidated rights under manufacturers’ or vendors’ warranties;

(n)               all books and records (financial and otherwise) in whatever form or medium (e.g., audio, electronic, visual or print), including all books of account, ledgers, general, financial and accounting records (including worksheets and work papers), tangible data, files, invoices, billing records, customers’ and suppliers’ lists, other distribution lists, pricing information, manuals, laboratory records and preclinical, clinical and marketing studies (but expressly excluding any and all such books and records comprising electronic mail of Sellers), regulatory notes, letters, consulting reports, marketing reports, manufacturing information and reports, design drawings related to the Products, the Acquired Assets or Assumed Liabilities, in each case in existence on the Closing Date, including books and records that document Product Know-How (the “Acquired Books and Records”);

(o)               all Regulatory Documentation to the extent it relates to the Products (the “Acquired Regulatory Documentation”);

(p)               all Manufacturing Documentation and Confidential Information;

(q)               all insurance benefits to the extent relating to claims arising out of events that occurred prior to Closing (if any) and to the extent related to the Acquired Assets, including such rights and proceeds receivable or hereafter received under any insurance policy written prior to the Closing;

(r)                all of Sellers’ right to the security deposit amount of fifty thousand dollars ($50,000) (the “Security Deposit Amount”) and the refurbishment credit amount of two hundred forty-three thousand five hundred dollars ($243,500), each of which will transfer to Buyers with the Leased Real Property;

(s)                copies of all files and records (redacted as required by applicable Law) associated with Transferred Employees; and

(t)                 all goodwill and other intangible assets associated with the Products or the Acquired Assets.

1.2              Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets, properties and rights of Sellers and their respective Affiliates shall be retained by Sellers and their respective Affiliates and shall be excluded from the Acquired Assets (collectively, the “Excluded Assets”):

(a)               all cash and cash equivalents of Sellers or the Business, together with all rights to all bank accounts of Sellers;

(b)               all minute books, organizational documents, stock registers and such other books and records of Sellers as such books and records pertain to ownership, organization or existence of any Seller;

(c)               all personnel files and records for Former Employees and Employees who are not Transferred Employees;

(d)               all assets in respect of the Employee Plans and Employee Agreements or corresponding to any Liabilities retained by Sellers or for which any Seller is expressly liable pursuant to Section 5.10;

(e)               all Contracts set forth on Schedule 1.2(e);

(f)                all rights of Sellers under this Agreement and the other Transaction Documents;

(g)               all insurance policies of Sellers;

(h)               all Dentons Work Product and;

(i)                 all other assets and properties of Sellers and their Affiliates that do not relate primarily to the Business.

1.3              Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, and excluding any Retained Liabilities, Buyers are assuming and agreeing to pay, perform and discharge when due only the following Liabilities relating to the Acquired Assets and Sellers’ operation of the Business (collectively, the “Assumed Liabilities”) to the extent not previously performed or discharged:

(a)               all Liabilities arising, and accruing with respect to the period, after the Closing under the Assumed Contracts; provided that Buyers shall not assume any Liabilities attributable exclusively to a breach by any Seller that occurred prior to the Closing Date or any Liabilities relating to the financing of the Sellers;

(b)               any and all Liabilities arising, and accruing with respect to the period, after Closing and relating to the ownership, use or sale of any of the Acquired Assets or the sale of the Products (including any Liabilities relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury to Person or property), solely with respect to Products sold by Buyers and their Affiliates after the Closing; provided that Buyers shall not assume any Liabilities attributable exclusively to a breach by any Seller that occurred prior to the Closing Date;

(c)               any and all Liabilities arising out of the Manufacture, production, distribution, marketing, sale or use of any Product based on, utilizing or otherwise incorporating all or any portion of the Acquired Assets and that is sold on or after the Closing Date; provided that Buyers shall not assume any Liabilities attributable exclusively to a breach by any Seller that occurred prior to the Closing Date;

(d)               all Pre-Ordered Items listed on Schedule 1.3(d);

(e)               all Accounts Payable relating to the Business (excluding any Accounts Payable relating to Contracts that are not Assumed Contracts and any Liabilities Sellers are responsible for under Section 5.10(b)); and

(f)                any and all Liabilities arising out of or relating to the ownership or use of the Acquired Product Registrations or the Acquired Intellectual Property arising, and accruing with respect to the period, on or after the Closing Date.

No assumption by Buyers of any of the Assumed Liabilities shall relieve or be deemed to relieve Sellers from any Liability under this Agreement with respect to any representations or warranties or covenants made by Sellers to Buyers.

1.4              Retained Liabilities. Neither Buyer shall be the successor to any Seller, and except for the Assumed Liabilities, Buyers are not assuming pursuant to this Agreement or the Transactions, and will have no liability for, any Liabilities of Sellers, or any of their respective predecessors in interest, of any kind, character or description whatsoever (“Retained Liabilities”), all of which shall continue to be Liabilities of Sellers.

ARTICLE 2
CONSIDERATION; CLOSING

2.1              Purchase Price. Subject to the terms and conditions set forth herein and the other Transaction Documents, in addition to Buyers’ assumption of the Assumed Liabilities, the aggregate purchase price payable by Buyers for the Acquired Assets is (a) five million five hundred thousand dollars ($5,500,000), plus (b) the Security Deposit Amount, plus (c) the PTO Balance Amount (the “Purchase Price”).

2.2              Payment. Buyers shall pay the Purchase Price as follows (with time for such payment being of the essence):

(a)               Buyers shall pay, by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to (i) the Purchase Price, minus (ii) the Exclusivity Payment, minus (iii) the Indemnity Escrow Amount no later than November 6, 2023; provided that if Buyers fail to pay the amount set forth in this Section 2.2(a) within [***] of the date set forth above, all unpaid amounts shall begin to accrue simple interest after such [***] grace period, at an annual rate of [***] per year until paid in full; and

(b)               Buyers shall pay, by wire transfer of immediately available funds to an account designated by the Escrow Agent, an amount equal to the Indemnity Escrow Amount no later than November 1, 2023, to be held in an account by the Escrow Agent and disbursed in accordance with this Agreement and the Escrow Agreement.

2.3              Closing.

(a)               The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution of this Agreement or on such other date as Sellers and Buyers otherwise agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The Closing shall take place in virtual electronic form via exchange of PDF, facsimile or other electronic transmission of documents and mutual exchange and receipt of signature pages and closing deliveries.

(b)               In addition to the other requirements set forth herein, simultaneously with the execution of this Agreement, Sellers shall deliver or cause to be delivered to Buyers the following:

(i)     a Bill of Sale and Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Sellers;

(ii)    an Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit C (the “IP Assignment Agreement”), duly executed by the applicable Sellers;

(iii)   a duly executed certificate of each Seller reasonably acceptable to Buyers and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(iv)   a properly completed and duly executed IRS Form W-9 from each Seller;

(v)    a Transition Services Agreement in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by the applicable Sellers;

(vi)   any instruments and documents in form and substance reasonably satisfactory to Buyers which are necessary to release any and all Encumbrances on the Acquired Assets;

(vii)  a duly executed employment agreement, as applicable, between the applicable Buyer and each Person set forth on Schedule 2.3(b)(vii);

(viii) the Escrow Agreement, duly executed by the applicable Seller and the Escrow Agent;

(ix)    duly executed consents, authorizations and approvals identified on Schedule 2.3(b)(ix); and

(x)     all other documents and instruments necessary or reasonably required by Buyers to consummate the Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Buyers.

(c)               In addition to the other requirements set forth herein, simultaneously with the execution of this Agreement, Buyers shall deliver or cause to be delivered to Sellers the following:

(i)     the Bill of Sale, duly executed by Buyers;

(ii)    the IP Assignment Agreement, duly executed by the applicable Buyer;

(iii)   the Escrow Agreement, duly executed by the applicable Buyer;

(iv)   the Transition Services Agreement, duly executed by Buyers; and

(v)    all other documents and instruments necessary or reasonably required by Sellers to consummate the Transactions upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.

2.4              Allocation of Purchase Price. The Purchase Price shall be valued and allocated among the Acquired Assets and any amounts treated as consideration for U.S. federal income Tax purposes (including Assumed Liabilities) in a manner consistent with Schedule 2.4 of the Disclosure Schedules.

2.5              Risk of Loss. As of the Closing, title to the Acquired Assets shall be transferred to Buyers. After the Closing, Buyers shall bear all risk of loss associated with the Acquired Assets and shall be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules (the “Disclosure Schedules”) delivered by Sellers to Buyers (which disclosures, in order to be effective with respect to a particular section or subsection, will specify the section or subsection to which they apply or will be reasonably apparent on its face), Sellers jointly and severally represent and warrant to Buyers as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date) as follows:

3.1              Organization. Each Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite power and authority to own its properties and assets, including the Acquired Assets, and to carry on the Business, as presently conducted, and is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign legal entity in each jurisdiction in which the nature of the Business or the ownership or leasing of its properties and assets, including the Acquired Assets, makes such qualification necessary, except where the failure to be so organized, qualified or in good standing would not be reasonably expected to have a Material Adverse Effect. Schedule 3.1 of the Disclosure Schedules lists each jurisdiction in which each Seller is qualified to do business in order to conduct the Business. Sellers have provided to Buyers a correct and complete copy of each Seller’s certificate of formation or incorporation and bylaws or operating agreement (or similar organizational documents with different names) as amended to date. Such organizational documents are in full force and effect and no Seller is in violation of any of the provisions of its organizational documents.

3.2              Authority; Enforceability. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each Seller of the Transaction Documents and the consummation by such Seller of the Transactions have been duly authorized by all necessary action and no other corporate action on the part of such Seller will be necessary to authorize the execution and delivery by such Seller of this Agreement and the consummation by it of the Transactions. This Agreement has been and, when executed and delivered at the Closing, the other Transaction Documents to which each Seller will at the Closing be a party will be, duly executed and delivered by such Seller. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which each Seller will at the Closing be a party will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3              Non-Contravention. Except as set forth in Schedule 3.3 of the Disclosure Schedules, the execution and delivery of the Transaction Documents do not, and the performance by each Seller of its obligations thereunder and the consummation of the Transactions does not and will not (a) violate the organizational documents of such Seller, (b) with or without notice, lapse of time or both, (i) cause or result in a breach or violation of, or constitute, a termination (or right of termination) or a default under, the creation, modification or acceleration of any notice or other obligations or (ii) the creation of an Encumbrance on the Acquired Assets pursuant to any Contract or under any Law to which such Seller is subject, (c) violate any Law applicable to such Seller, the Business, the Products, the Acquired Assets or the Assumed Liabilities, or (d) require any Permit, consent, approval, waiver, exemption or other action by, Order of, registration or filing with or declaration or notification to, any Person; except, in the case of clause (b)(i) and (d) above, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4              Title. Sellers, as applicable, have good, legal, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Buyers will acquire at Closing good, legal, valid, and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Each of the Acquired Assets that is a tangible asset is in good operating condition and repair (ordinary wear and tear and routine maintenance and repairs excepted) and are fit for use in the Ordinary Course of Business in substantially the same manner as conducted prior to the Closing. To the Knowledge of Sellers, there are no adverse claims of ownership to the Acquired Assets and no Seller or any of their respective Affiliates has received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Acquired Assets.

3.5              Financial Information.

(a)               Schedule 3.5(a) of the Disclosure Schedules sets forth (i) the balance sheet of the Business for each of the two fiscal years ended December 31, 2021 and December 31, 2022 and the related consolidated statements of income and cash flows for such periods, and (ii) the balance sheet (the “Interim Balance Sheet”) consolidated statements of income, and cash flows for the nine-month period ended September 30, 2023 (collectively, the “Financial Statements”). There has been no change in the accounting policies of Sellers with respect to the Business since December 31, 2022 (the “Balance Sheet Date”). The Financial Statements were derived from the books and records of Sellers and prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of the Business as of their respective dates and for the respective periods indicated therein; provided, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone business and therefore the Financial Statements do not include all of the costs necessary for the applicable Business to operate as a separate standalone entity. Sellers maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions of the Business are executed in accordance with management’s general or specific authorizations, (ii) transactions of the Business are recorded as necessary to permit preparation of the financial statements in accordance with GAAP and to maintain accountability for its assets, and (iii) the recorded accountability for assets of the Business is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(b)               Sellers have made and kept (and given Buyers access to) all books and records, which, in reasonable detail, accurately and fairly reflect the activities of the Business and the Acquired Assets. The books of account and other financial records of the Business, including Acquired Books and Records, the Acquired Regulatory Documentation and the Manufacturing Documentation, have been kept accurately in the Ordinary Course of Business consistent with all applicable legal requirements, including an adequate system of internal controls. No Seller has engaged in any material transaction, maintained any bank account or used any material corporate funds in connection with the Business or the Acquired Assets, except as reflected in its normally maintained books and records.

(c)               The Assumed Liabilities represent bona fide obligations incurred by Sellers in the Ordinary Course of Business. All inventories, net of reserves, reflected on the Interim Balance Sheet or arising since the date of the Interim Balance Sheet, are currently marketable and are good and usable. The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practice of Seller with respect to the Business.

3.6              No Undisclosed Liabilities. There are no Liabilities of, or relating to, the Business, the Products or the Acquired Assets (whether or not required to be reflected in the Financial Information in accordance with GAAP), except for Liabilities (a) reflected on the Financial Statements, (b) arising with respect to the express terms of Contracts (excluding Liabilities arising with respect to the breach or default thereunder), (c) that were incurred in the Ordinary Course of Business since the Balance Sheet Date or (d) that would not have a Material Adverse Effect on the Business, the Products or the Acquired Assets (taken as a whole).

3.7              Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) Sellers have conducted the Business only in the Ordinary Course of Business, (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect, and (c) Sellers have not taken any of the following actions:

(i)                 failed to maintain or renew any of the material Acquired Intellectual Property;

(ii)              (A) sold, assigned, leased, terminated, waived, abandoned, canceled, transferred, permitted to be encumbered or otherwise disposed of or granted any security interest in and to, or taken any action or failed to take any action that resulted in any loss, lapse, abandonment, cancellation, invalidity or unenforceability of, any item of Acquired Intellectual Property, in whole or in part, or (B) granted any license with respect to any Acquired Intellectual Property outside of the Ordinary Course of Business;

(iii)            adopted, entered into, established or increased the benefits under, or terminated, (except as required by Law or any Employee Plan) any: (A) collective bargaining agreement covering any employees providing services to the Business; or (B) benefit plan or compensation plan, arrangement or agreement (including, without limitation, bonuses, profit sharing, stock option, restricted stock, pensions, retirement benefits, deferred compensation, severance or termination benefits) for any employee providing services to the Business (or any beneficiary or dependent thereof);

(iv)             increased or changed the compensation or benefits for any Employees other than in the Ordinary Course of Business;

(v)               waived any claim or right to the extent related to the Business;

(vi)             made any change in accounting policies or procedures except as required by applicable Law or GAAP;

(vii)          (A) made, changed or rescinded any election relating to Taxes, (B) settled or compromised or agreed to compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (C) adopted or changed any method of Tax accounting or (D) obtain any Tax ruling or enter into any closing agreement, in each of clauses (A) – (D), to the extent related to the Acquired Assets or the Business;

(viii)        taken any action that would reasonably be expected to increase Taxes with respect to the Acquired Assets or the Business for any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date;

(ix)             materially changed any of the following insofar as they are related to the Business: (A) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (B) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (C) payment policies, procedures and practices with respect to Accounts Payable;

(x)               modified, amended (including payment terms), extended or terminated, or waived, released or assigned any rights or claims under, any Assumed Contract outside of the ordinary course of business;

(xi)             subjected any of the Acquired Assets to any Encumbrance, except for Permitted Encumbrances;

(xii)          introduced any material change with respect to the Products, including any material change in the product specifications, composition or quality of thereof; or

(xiii)        made any payment with respect to, or discharged, compromised or settled, any claim or Action related to the Business or the ownership or use of the Acquired Assets.

3.8              Contracts. Correct and complete copies of each Assumed Contract have been made available to Buyers or their Representatives, including all amendments and modifications and side agreements relating thereto. The list of Assumed Contracts set forth on Schedule 1.1(e) is true, correct and complete. Each of the Assumed Contracts represents a legal, valid and binding obligation of a Seller or its respective Affiliates party thereto and, to the Knowledge of Sellers, each other party thereto, and is enforceable against such Seller or such Affiliate and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms, and is in full force and effect, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and with or without the lapse of time or the giving of notice, or both, no Seller or any of its respective Affiliates or, to the Knowledge of Sellers, any other party thereto is in material breach of or material default under, or has provided or received any written notice of any intention to terminate, any of the Assumed Contracts, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of or material default under any of the Assumed Contracts.

3.9              Compliance with Laws; Permits.

(a)               Sellers are, and during the past [***] have been, in compliance in all material respects with, and is not in material violation of, all Laws applicable to the Business, the Products, the Acquired Assets or the Assumed Liabilities. Sellers have not received written notice of any noncompliance with, or violation of, any such Laws. To the Knowledge of Sellers, no event has occurred that constitutes or results a material violation by Sellers of any Law that is applicable to the Business, the Products, any of the Acquired Assets or the Assumed Liabilities. Sellers have not received any written notice from any Person regarding any actual or possible violation of, or failure to comply with, any Law that is applicable to the Business, the Products, any of the Acquired Assets or the Assumed Liabilities.

(b)               No Seller or any of its respective directors, managers, officers, representatives, employees or agents or any other Person acting on behalf of any such Person have, with respect to the Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made any material unlawful payment to any government official or employee or any political party or campaign, or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other international anti-bribery conventions or applicable local anti-corruption or bribery Laws.

(c)               No Seller has applied for or received, is and will be entitled to or is and will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority in connection with the Business.

(d)               No Seller or any of its respective directors, managers, officers, representatives, employees or agents has been involved in any proceedings relating to white collar crimes and crimes of insider trading, embezzlement, money laundering or theft, among others of similar nature related to the Business. No current or past Affiliate of any Seller has been involved in any proceedings relating to the foregoing during the period in which such Person was an Affiliate of such Seller.

(e)               Without limiting the generality of the foregoing or any other representation or warranty in this Agreement, to the Knowledge of Sellers, the Business does not have any customer, supplier or distributor relationship with, and no Seller is a party to any Contract with, any Person (i) organized or domiciled in or that is a citizen of a restricted country as determined by the U.S. Department of State (including any Governmental Authority within any such country), or (ii) that appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Controls in the United States Department of the Treasury, or in the Annexes to the United States Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.

(f)                To the Knowledge of Sellers, Sellers have all Permits necessary to own and operate the Acquired Assets and for the Exploitation of each Product as is now being conducted, each of which is valid and in full force and effect and has been validly issued. There are no Actions pending or, to the Knowledge of Sellers, threatened that would be likely to result in the revocation, cancellation or suspension of any such Permit. Each Seller has materially complied with all conditions of the Permits applicable to it. No default or violation or, to the Knowledge of Sellers, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

3.10          Litigation; Orders. There is no Action pending before any Governmental Authority or arbitral body or, to the Knowledge of Sellers, threatened, against any Seller which either (i) relates to the Business, the Acquired Assets, the Products, the Assumed Liabilities, such Seller’s operations in connection therewith, or the Transactions, or (ii) is reasonably expected to impair or delay such Seller’s ability to consummate the Transactions, and to the Knowledge of Sellers, are there no facts or circumstances which are reasonably likely to form the basis for any such Action. There is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting the Products, the Business or any of the Acquired Assets (including any inquiry as to the qualification of any Seller to hold or receive any license, Permit or other Regulatory Approval related to the Products, the Business or the Acquired Assets). There is no Order to which any Seller is subject that adversely affects or adversely relates to the Products, the Business or any of the Acquired Assets. No Action have been instituted or threatened against any Seller or any of its officers, managers or directors seeking to restrain or prohibit or to obtain damages with respect to the consummation of the Transactions. There is no Order in effect by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

3.11          Employee Matters.

(a)               No Seller, or, to the Knowledge of Sellers, any of the Transferred Employees, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed (as of the date of this Agreement) activities of the Business.

(b)               No Transferred Employee is currently in receipt of payments under a long term disability or permanent health insurance scheme or policy. Schedule 3.11(b) of the Disclosure Schedules sets forth each Transferred Employee, if any, who is currently in receipt of payments under a short term disability scheme or policy.

(c)               Except as could not result in the imposition of any Liability on Buyers, with respect to all Transferred Employees, Sellers and their respective Affiliates are in compliance in all material respects with all applicable Laws respecting employment and labor, including Laws respecting labor relations, fair employment practices, employment discrimination, harassment and retaliation, equal employment opportunities, reasonable accommodation, disability rights and benefits, terms and conditions of employment, child labor, occupational safety and health, immigration, wages and hours, overtime compensation, meal and rest periods, hiring and termination of employees, plant closures and layoffs, data protection and employee privacy, leaves of absence, workers compensation and unemployment insurance, and employment related taxes, including Sellers’ obligation to pay each Transferred Employee any and all outstanding paid time off or vacation balance and final pay.

3.12          Real Property.

(a)               Sellers do not own any Real Property used in the operation of the Business.

(b)               Schedule 3.12(b)(i) of the Disclosure Schedules sets forth the names of the lessor, lessee, the address of any parcel of Real Property leased by any Seller as lessee and used in the operation of the Business (collectively, the “Leased Real Property”). With respect to each of the Leases, the Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Leased Real Property. Sellers have provided to Buyers a true, correct and complete copy of each of its Leases, subleases, licenses and other similar Contracts for Leased Real Property.

(c)               Sellers have good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, other than Permitted Encumbrances.

(d)               Sellers are in quiet possession of the Leased Real Property. To the Knowledge of Sellers, the Leased Real Property, and the continued use, occupancy and operation of such Leased Real Property by Sellers as currently used, occupied and operated, complies in all material respects with all applicable building, zoning, subdivision and other land use and similar Laws. To the Knowledge of Sellers, none of the improvements located on the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.

(e)               The tangible assets and properties owned or leased by Sellers is in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the Real Property necessary to conduct the Business as currently conducted.

3.13          Products; Intellectual Property.

(a)               Schedule 3.13(a) of the Disclosure Schedules contains a complete and accurate list of all products of the Business that are currently sold, Manufactured, licensed, distributed, Exploited or otherwise made available to customers of the Business, as applicable, including any products currently under development or otherwise scheduled to be provided to customers of the Business (collectively, the “Products”), and identifies, for each such Product, whether Sellers provide warranties, support or other maintenance for such Product.

(b)               Schedule 3.13(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) all Business Intellectual Property that is Registered Intellectual Property or Internet Resources owned, filed in the name of, or applied for by Sellers (the “Business Registered Intellectual Property”), and (ii) all material unregistered Trademarks that are Business Intellectual Property. For each listed item, Schedule 3.13(b) of the Disclosure Schedules indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is registered or patented or in which an application for same has been filed, the Patent, registration or application number, the filing and expiration dates thereof.

(c)               All of the Business Registered Intellectual Property is valid and subsisting. To the Knowledge of Sellers, there are no facts or circumstances that would render any Business Registered Intellectual Property invalid or unenforceable.

(d)               All of the Seller-Owned Intellectual Property is wholly and exclusively owned by Sellers free and clear of all Encumbrances (other than non-exclusive licensed use rights granted to customers in the Ordinary Course of Business and Permitted Encumbrances) and Sellers have the right to use the Seller-Owned Intellectual Property without payment to any other Person. No Seller is not bound by, and none of the Seller-Owned Intellectual Property is subject to, any Contract that in any way limits or restricts the ability of such Seller to use, exploit, assert or enforce any such Seller-Owned Intellectual Property anywhere in the world. Other than as set forth on Schedule 3.13(d) of the Disclosure Schedules, there is no Seller-Owned Intellectual Property of which any Seller is a joint owner or co-owner with another Person. For any jointly owned or co-owned Seller-Owned Intellectual Property, there are no restrictions (by agreement between a Seller and any third party joint owner or co-owner of the Seller-Owned Intellectual Property or otherwise arising out of such joint or co-ownership) on such Seller’s exercise of the full scope of rights afforded to a joint owner or co-owner of that type of Intellectual Property right under the Laws of the jurisdiction in which the Intellectual Property right exists.

(e)               Except as set forth on Schedule 3.13(e) of the Disclosure Schedules, Sellers solely own all right, title and interest in and to the Products (other than the portions of Products that are licensed and disclosed under Schedule 3.13(f) of the Disclosure Schedules, non-exclusive licensed use rights granted to customers in the Ordinary Course of Business and Permitted Encumbrances), free and clear of all Encumbrances. The Products are fully transferable, alienable, licensable and otherwise distributable by Sellers without restriction (except restrictions contained in written Contracts set forth in Schedule 3.13(f) of the Disclosure Schedules) and without payment to any Person or Governmental Authority. Sellers have not sold, transferred, assigned or otherwise disposed of any rights or interests in or to any Products (other than non-exclusive licensed use rights granted to customers in the Ordinary Course of Business and Permitted Encumbrances).

(f)                Schedule 3.13(f) of the Disclosure Schedules lists all Contracts to which any Seller is a party relating to (i) the license in of any third-party Intellectual Property by such Seller that is material to the operation of the Business, other than licenses for Third Party Software, (ii) the license out of any Seller-Owned Intellectual Property to a third party (other than non-exclusive licensed use rights granted to customers in the Ordinary Course of Business and Permitted Encumbrances) and (iii) any other Business IP Agreements. No Person who has licensed Intellectual Property to Sellers has ownership rights or license rights to improvements and other amendments made by Sellers in such Intellectual Property. Sellers are in compliance with all licenses governing third party components utilized in or in connection with the Products.

(g)               Except for the (x) Intellectual Property licensed pursuant to the written Contracts set forth in Schedule 3.13(g)(i) of the Disclosure Schedules, or (y) licenses for Third Party Software, all Intellectual Property used in or necessary for the conduct of the Business as presently conducted by Sellers was created solely by either (i) employees of Sellers acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Sellers, or (ii) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to Sellers, and no such employee or other Person owns or has any rights to any portion of such Intellectual Property. In addition, all employees and other Persons specified in Schedule 3.13(g)(ii) have waived the right to exercise moral rights against Sellers.

(h)               To the Knowledge of Sellers, the operation of the Business as presently conducted by Sellers, including the design, development, use, import, export, Manufacture, Exploitation, marketing, distributing, licensing, sale or other disposition of the Products, does not infringe or misappropriate the Intellectual Property rights of any Person or violate the rights of any Person (including rights to privacy or publicity). For the last [***], there have been no Actions asserted against any Seller or its Affiliates, and no Seller or its Affiliates has received any written notice of any claims against such Seller or its Affiliates (i) concerning the ownership, validity or enforceability of any of the Acquired Intellectual Property, or (ii) alleging that the prior Exploitation of the Products or the conduct of the Business infringes, misappropriates, or otherwise violates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction. For the last [***], the Exploitation of the Products has not, and the conduct of Business does not, infringe, misappropriate or otherwise violate the Intellectual Property of any Person.

(i)                 All necessary registration, maintenance and renewal fees in connection with all Business Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property as of the date hereof. Except as set forth on Schedule 3.13(j) of the Disclosure Schedules, there are no actions that must be taken by Sellers within [***], including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles, for the purposes of maintaining, perfecting, preserving or renewing any Business Registered Intellectual Property. Sellers have not knowingly misrepresented or knowingly failed to disclosure any facts or circumstances for which it has a duty to disclose in any application for any Business Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any such Business Registered Intellectual Property.

(j)                 To the Knowledge of Sellers, no Person is engaging, or has engaged in the last [***], in any activity that infringes or misappropriates the Business Intellectual Property or otherwise violates the rights of Sellers (including rights to privacy or publicity). There is no Action pending, asserted or threatened by Sellers against any other Person concerning any of the foregoing (nor, to the Knowledge of Sellers, does there exist any basis therefor). There is and has been no Action pending, asserted or threatened by or against Sellers concerning, contesting or challenging the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property (nor, to the Knowledge of Sellers, does there exist any basis therefor). No Business Intellectual Property is subject to any outstanding Order or other disposition of any Action.

(k)               Except with respect to any Contract to which a Seller is a party, neither the execution of this Agreement nor the consummation of the Transactions will result in (i) Buyers or their Affiliates or Sellers granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyers or their Affiliates or Sellers being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) Buyers or their Affiliates or Sellers being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions. The consummation of the Transactions will not alter, impair, or extinguish any of the rights in the Seller-Owned Intellectual Property or entitle any third party who has granted a license of Intellectual Property to Sellers to terminate or vary the terms of any such license.

(l)                 Sellers have taken commercially reasonable steps necessary to protect the confidentiality and value of all Confidential Information. Without limiting the foregoing, (i) Sellers have, and use reasonable efforts to enforce, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the form set forth on Schedule 3.13(l) of the Disclosure Schedules, and all current and former employees, consultants and contractors of Sellers who have been involved in any manner in the creation or development of Business Intellectual Property for Sellers has properly executed such an agreement in substantially such form, and (ii) no Confidential Information has been disclosed by Sellers to any Person except pursuant to valid and appropriately protective non-disclosure agreements.

(m)             Except as set forth on Schedule 3.13(m) of the Disclosure Schedules, none of the Seller-Owned Intellectual Property was developed by or on behalf of, or using funding, grants or any other subsidies of, any Governmental Authority or any university, and, to the Knowledge of Sellers, no government funding, facilities, faculty or students of a university, college, other educational institution were used, directly or indirectly, to develop or create, in whole or in part, the Seller-Owned Intellectual Property.

(n)               The privacy policies and related practices of relating to the Business are consistent in all material respects with standards that are customary in the industry. Other than as listed in Schedule 3.13(n) of the Disclosure Schedules, Sellers have not collected, used or shared and do not collect, use or share personally identifiable information in connection with the Business. Sellers have (i) complied in all material respects with its published privacy policies, internal privacy policies and guidelines and all applicable Laws and Contracts relating to data privacy, data protection and data security, including with respect to the receipt, collection, storage, processing, sharing, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information, and (ii) taken commercially reasonable measures, including operational, managerial, physical and technical measures, to ensure that personally identifiable information is protected against loss, damage, unauthorized and unlawful access, use, modification or other misuse. Except for disclosures of information required by Law or specifically authorized by the provider of personally identifiable information pursuant to a written Contract, Sellers do not sell, rent or otherwise knowingly make available to any Person any personally identifiable information. There has been no loss, damage, unauthorized or unlawful access, use, modification or other misuse of personally identifiable information by Sellers or, to the Knowledge of Sellers, their contractors. No Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or other misuse of any information or data by Sellers or any of their employees or contractors and, to the Knowledge of Sellers, no Person has any intent to make such a claim or commence such an action. Sellers have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons required by applicable Laws related to data privacy, data protection and data security.

(o)               Sellers and the Products comply with the applicable terms of use, and other applicable terms and conditions governing the use of Internet Resources that are utilized by Sellers in the Ordinary Course of Business or utilized by Sellers to market the Products.

(p)               The Acquired Intellectual Property that is Software (the “Purchased Software”) will perform in all material respects in accordance with all descriptions and/or specifications therefore and will be free from all defects or errors which, individually or in the aggregate, would materially interfere with the overall functionality of the Software or its use for its intended purpose. Sellers have disclosed in Schedule 3.13(p) of the Disclosure Schedules a summary of any problem or issue with respect to any of the Purchased Software which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Purchased Software. The Purchased Software source code been documented in a professional manner that is sufficient in all material respects to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Purchased Software.

(q)               Sellers have made available to Buyers complete and accurate records with respect to all fixes (including fixes currently in progress), problem lists, and maintenance of the Purchased Software that have been undertaken to the Knowledge of Sellers. To the Knowledge of Sellers, there are no “Critical Problems” with the Purchased Software. For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for Sellers’ internal tracking and reporting systems, in a manner consistent with past practices and reasonable industry standards.

(r)                To the Knowledge of Sellers, the Purchased Software and Third Party Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” (as such terms are commonly understood in the software industry) or other software routines, code or hardware components that in each case are designed to harm, or are capable of performing any of the following functions: (i) permitting unauthorized access, or the unauthorized disablement or erasure of, or other unauthorized impediment to, such (or parts thereof) or data or other software of users, or otherwise causing them to be incapable of being used in the full manner contemplated in the applicable documentation or (ii) damaging, or destroying any data or files without the user’s consent.

3.14          Environmental Laws.

(a)               Sellers have conducted the Business in material compliance with all applicable Environmental Laws. Sellers possess and maintain all Environmental Permits necessary to operate the Business as currently operated.

(b)               No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in any Liability arising with respect to any Hazardous Substances, any Liability arising under any Environmental Law with respect to a Product, or any other violation by Sellers of, or a failure on the part of Sellers to comply with, any Environmental Law that is applicable to the Business, any of the Acquired Assets or any Leased Real Property.

(c)               There are no pending, or to the Knowledge of Sellers, threatened, claims against Sellers alleging a violation of, or Liability under, any Environmental Laws applicable to the Business.

(d)               Sellers have not assumed by contract any Liabilities of another Person arising under any applicable Environmental Laws applicable to the Business.

(e)               None of the Leased Real Property is subject to any Encumbrances or use restrictions imposed under any applicable Environmental Laws.

(f)                To the Knowledge of Sellers, there are no underground storage tanks used to contain Hazardous Substances currently located under any of the Leased Real Property.

(g)               Sellers have provided to Buyers true and correct copies of all written environmental site assessments, compliance audits, asbestos surveys or environmental sampling reports of Sellers pertaining to (i) noncompliance by Sellers with any Environmental Laws applicable to the Business or (ii) any Releases of Hazardous Substances into the environment, including at, under, or migrating from, the Leased Real Property.

(h)               Sellers have not entered into or agreed to any consent decree or order or are subject to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, Remediation or the Release of Hazardous Substances.

(i)                 Sellers have not Released any Hazardous Substances that requires Remediation under any Environmental Law.

3.15          Taxes.

(a)               All Tax Returns required to be filed with respect to the Acquired Assets or the Business have been duly and timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects. None of the Tax Returns with respect to the Acquired Assets or the Business is currently subject to a grant of any extension of time within which to file such Tax Return.

(b)               All Taxes with respect to the Acquired Assets or the Business (whether or not shown as due and payable on any Tax Return) have been paid. No deficiencies for Taxes have been claimed, threatened, proposed or assessed or, to the Knowledge of Sellers, are expected to be claimed, threatened, proposed or assessed, in each case, with respect to the Acquired Assets or the Business.

(c)               All Taxes required to be withheld by Sellers with respect to the Acquired Assets or the Business in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and all such withheld Taxes have been timely paid over and reported to the proper Taxing Authority in accordance with applicable Law.

(d)               There are no ongoing, pending or threatened audits relating to Taxes with respect to the Acquired Assets or the Business, and there are no matters under discussion with any Taxing Authority relating to Taxes with respect to the Acquired Assets or the Business. There are no pending requests for rulings or determinations by or before a Taxing Authority relating to Taxes with respect to the Acquired Assets or the Business.

(e)               There are no Encumbrances for Taxes upon the Acquired Assets other than Permitted Encumbrances.

(f)                Sellers have not received, been the subject of or required a written ruling of a Taxing Authority relating to Taxes with respect to the Acquired Assets or the Business, and has not entered into a Contract with a Taxing Authority relating to Taxes with respect to the Acquired Assets or the Business that would have a continuing effect after the Closing Date.

(g)               No issue has been raised by inquiry of any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Acquired Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(h)               No Acquired Asset or Assumed Liability includes any Tax indemnity, Tax sharing, or Tax allocation obligation, other than any such obligations that are made pursuant to customary commercial Contracts not primarily related to Taxes.

3.16          Insurance. Sellers have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all Contracts and agreements to which Sellers or any of their respective Affiliates is a party or by which it or any of the Acquired Assets is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as reasonable for the business, assets and properties (including the Acquired Assets) of Sellers and their respective Affiliates. No event has occurred, including the failure by Sellers or any of their respective Affiliates to give any notice or information, or Sellers or any of their respective Affiliates giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Sellers or any of their respective Affiliates under any such insurance policies.

3.17          Related Party Transactions. (a) No Related Party has, and no Related Party has had, any interest in any asset used in the Business or any Acquired Asset; (b) no Related Party has entered into, or has had any financial interest in, any Assumed Contract, transaction or business dealing or relationship (whether written or oral) involving the Business or any Acquired Asset; (c) has any claim or cause of action against Sellers involving the Business or any Acquired Asset; and (d) owns any direct or indirect interest of any kind in, or Controls or is a director, officer, employee, shareholder or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, Contract party, customer, landlord, tenant, creditor or debtor of the Business. As used herein, “Related Party” means: (i) each individual who is an officer, manager, executive level employee, shareholder, partner or director of Sellers or any of their respective Affiliates; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Person in which any one of the Persons referred to in clauses (i) and (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary or equity interest that exceeds [***].

3.18          Brokers. Except as set forth on Schedule 3.18 of the Disclosure Schedule, no Seller or any of its Affiliates, officers, directors, managers or employees has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions in connection with the Transactions.

3.19          Suppliers and Customers. Schedule 3.19 of the of the Disclosure Schedule sets forth a true, correct and complete list of (a) the [***] suppliers to the Business for [***] (determined on the basis of the total dollar amount paid) (each, a “Supplier” and collectively, the “Suppliers”) and (b) the [***] customers of the Business for [***] (determined on the basis of the total dollar amount received) (each, a “Customer” and collectively, the “Customers”), showing the total dollar amount paid to or received from, as the case may be, each such Supplier and Customer during such period. Since the Balance Sheet Date, there has been no termination, cancellation or material curtailment of the business relationship of Sellers with any Supplier or Customer nor, to the Knowledge of Sellers, has any Supplier or Customer indicated an intent to so terminate, cancel or materially curtail its business relationship with Sellers, whether as a result of the consummation of the transactions contemplated hereby or otherwise. Sellers have not received any written complaint regarding the products of the Business, including the Products.

3.20          Accounts Receivable. The Accounts Receivable (a) arose from bona fide transactions in the Ordinary Course of Business, (b) subject to and taking into account reserves reflected on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the books and records of Sellers as of the Closing Date, constitute only valid, undisputed claims of Sellers against the respective debtors, (c) are not subject to any material set off, counterclaim or other defense other than normal cash discounts accrued in the Ordinary Course of Business and (d) do not represent obligations which are conditional on an occurrence or event, or the absence of an occurrence or event.

3.21          Solvency. Sellers are, and immediately prior to and following the transfer of the Acquired Assets to Buyers will not be, insolvent, as determined under any applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws of any applicable jurisdiction.

3.22          Acquired Product Registrations; Regulatory Matters.

(a)               The Products have been Exploited in accordance with the specifications and standards contained in the applicable Acquired Product Registrations and have otherwise been Manufactured and Exploited in accordance with all applicable Laws. The Acquired Product Registrations that have been granted are in full force and effect, and have been validly issued to Sellers, and Sellers have complied in all material respects with all terms and conditions thereof. The Acquired Product Registrations constitute all Permits that are required under all applicable Laws to own, operate and lease the Acquired Assets and Manufacture and Exploit the Products and to conduct the Business as currently conducted. During the past [***], Sellers have not received written notice relating to the revocation, withdrawal, suspension, cancellation, termination or modification of any Acquired Product Registration and there are no circumstances currently existing that might reasonably be expected to lead to any withdrawal of, loss of or refusal to renew any of Acquired Product Registration. No Action is pending or, to the Knowledge of Sellers, threatened regarding the suspension or revocation of any Acquired Product Registration. Sellers have made available to Buyers complete and correct copies of all the Acquired Product Registrations. Sellers are the sole and exclusive owner of the Acquired Product Registrations and Sellers have not granted any right of reference to any Person to the Products with respect to the Acquired Product Registrations.

(b)               Sellers and Sellers’ Affiliates have not received any written notice or other written communication, and to the Knowledge of Sellers have not received any other notice or communication, from the FDA or any other Governmental Authority (i) contesting the investigational use of, Manufacture of, approval of, the uses of or the labeling or promotion of the Products, (ii) otherwise alleging any violation by Sellers or their respective Affiliates of any applicable Law in connection with the Products, or (iii) asserting that any of the Acquired Product Registrations are not currently in good standing with the FDA or any equivalent foreign Governmental Authority in the country or countries of its jurisdiction.

(c)               No Seller or any of its Affiliates, nor, to the Knowledge of Sellers, any employee or agent of Sellers or any of their respective Affiliates has made an untrue statement of material fact or fraudulent statement to the FDA, DEA, CMS or any other Governmental Authority with respect to any Product or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to any Product. As required under Law, or pursuant to regulation, Sellers and their respective Affiliates maintained, filed or furnished to the applicable Regulatory Authority, Governmental Authority or Person all material registrations, listings, filings, documents, statements, claims, reports, notices, and other submissions (collectively, “Reports”) required to be maintained, filed or furnished on a timely basis with respect to the Products, the Acquired Product Registrations or the Acquired Assets. At the time of maintenance, filing or furnishing, all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected or modified, and no deficiencies have been asserted by any such Governmental Authority with respect to such Reports. No Seller or its Affiliates, or, to the Knowledge of Sellers, any employee or agent of Sellers or their respective Affiliates is or, since [***], has been the subject of any pending or, to the Knowledge of Sellers, threatened Action pursuant to the FDA ethics policy or otherwise resulting from any other untrue, fraudulent, or false statement or omission.

(d)               With respect to Sellers, Sellers’ Affiliates and Sellers’ current suppliers, Sellers have delivered to Buyers copies of all (i) reports of the FDA Form 483 inspection observations, (ii) establishment inspection reports, (iii) warning letters, and (iv) other documents that assert ongoing lack of compliance in any material respect with any applicable Laws (including those of the FDA), received by Sellers, any Affiliate of Sellers or current supplier from the FDA or any equivalent foreign Governmental Authority relating to the Products and/or arising out of the conduct of the Business. No Seller or its Affiliates has, with respect to the Products, and no Seller or any of its Affiliates has received or been subject to, since [***], any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other similar notices or correspondence from any Regulatory Authority, and there is no Action pending or, to the Knowledge of Sellers, threatened by any such Regulatory Authority, related to the investigation of, the approval of, Exploitation of, Manufacture of, testing of, processing of, packaging of, repackaging of, stability of, storage of, or the labeling, relabeling or promotion of any Product, or otherwise alleging any violation of Law with respect to, any Product or the conduct of the Business.

(e)               All serious Adverse Event reports related to the Products have been submitted to the FDA and, to the Knowledge of Sellers, no circumstances exist for which any other serious Adverse Event reports would reasonably be expected to be submitted. There have been no recalls, market withdrawals, field notifications or seizures requested, ordered or threatened or any adverse regulatory actions taken or threatened by the FDA or any other U.S. Governmental Authority with respect to the Products, including any facilities where Products are researched, investigated, tested, manufactured, produced, processed, packaged, or stored. Sellers have not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall, market withdrawal or field notification of Products or provided any post-sale warnings regarding the Products. No Seller or any of its Affiliates has received any written notice since [***] through the date hereof, that the FDA, DEA, CMS, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to revoke, deny or withdraw any Acquired Product Registration or other marketing authority of a Product, or request the recall, market withdrawal, field notification, removal or replacement of any Product, (ii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigational use, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product, or (iii) commenced, or threatened to initiate, any action to seize any Product or enjoin the research, development, investigation, Manufacture, testing, processing, packaging, labeling, repackaging, relabeling, storage or Exploitation of any Product produced at any facility where any Product is researched, developed, investigated, Manufactured, tested, processed, packaged, labeled, repackaged, relabeled, stored or held for Exploitation.

(f)                For each Product, Sellers have made available to Buyers complete and correct copies of all Regulatory Documentation and such Regulatory Documentation contains complete and correct copies of all Adverse Event reports relating to the Products for the period and to the extent that such Adverse Event reports are required by Law to be maintained.

(g)               No Seller or, to the Knowledge of Sellers, any officer, employee or agent of Sellers has made any untrue statement of a material fact or fraudulent statement or omission to the FDA or other U.S. Governmental Authority regarding the Products. Sellers have filed with the FDA all required material notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each Acquired Product Registration relating to the Products. All filings with and submissions to the FDA made by Sellers regarding the Products were true, accurate and complete in all material respects as of the date made, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects.

(h)               During the past [***], there have been no (i) regulatory inspections of any facility in which the Products are researched, investigated, tested or Manufactured, or (ii) correspondence from any Governmental Authority, asserting that the research, investigational, testing or manufacturing operations of any facilities in which the Products are researched, investigated, tested or Manufactured are not in compliance in all material respects with all applicable Laws. During the last [***], except as set forth in the Regulatory Documentation made available to Buyers, with respect to the Products and the facilities in which the Products are researched, investigated, Manufactured, tested, processed, packaged, repackaged, labeled, relabeled or stored, no Seller or any of its Affiliates has received or been subject to any untitled letters or, to the Knowledge of Sellers, oral communication or correspondence, in each case from the FDA or any other Governmental Authority alleging that the Products or the facilities in which the Products are researched, investigated, tested, Manufactured, packaged, labeled or stored are or were in violation of any Law or any applicable clearance, Permit, exemption, guidance or guideline, or alleging that the Products or the other facilities in which the Products are researched, investigated, tested, Manufactured, packaged, labeled or stored are or were the subject of any pending, threatened or anticipated Proceeding by a Regulatory Authority. During the [***] prior to the date hereof, the Products have been Manufactured in compliance in all material respects with applicable Law and applicable Acquired Product Registrations.

(i)                 Since [***], no Seller or any of its Affiliates has received any material written information from any Regulatory Authority with jurisdiction over the marketing, promotion, Exploitation, research, preclinical and clinical development, handling and control, safety, efficacy, reliability, quality, testing, processing, importation, exportation, packaging, labeling, Manufacturing, Federal Health Care Program price reporting information and information required by Law or Regulatory Authority to be retained related to such price reporting, of the Products which would reasonably be expected to lead to the revocation, withdrawal, or denial of any Acquired Product Registration or Federal Health Care Program contract before such Acquired Product Registration with respect to the Business.

(j)                 Since [***], with respect to the Products and the Business, Sellers and their respective Affiliates have complied with all requirements of Federal Health Care Programs, requirements relating to the Veterans Healthcare Act of 1992, and requirements relating to sales to 340B Program entities.

(k)               No Seller or its Affiliates or any of their respective officers, directors, managers or employees, or to the Knowledge of Sellers, any of their respective Affiliates or any third parties, in each case, acting on behalf of Sellers and their respective Affiliates, has (i) knowingly presented or caused to be presented a claim for reimbursement for services to any state, federal or foreign Governmental Authority, including any Federal Health Care Program, that is false, (ii) knowingly offered, paid, solicited, or received any remuneration (including any kickback, bribe, rebate, or fee), overtly or covertly, in cash or in kind: (A) in return for referring any individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) to secure any improper advantage or to obtain or retain business that would cause any Seller to be in violation of any Law, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), (iii) otherwise given, received, offered to pay to or solicited any remuneration from, in cash or kind, directly or indirectly, any past or present patient, customer, physician, other healthcare provider, supplier, vendor, contractor, Federal Health Care Program or other government program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), or (iv) knowingly made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein) in order that any past or present patient, customer, physician, other healthcare provider, supplier, vendor, or contractor may receive reimbursement from a Federal Health Care Program or government program or in order that Sellers may collect reimbursement from a Governmental Authority or Federal Health Care Program.

(l)                 Sellers have paid all fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, in each case related to the Products.

3.23          Product Warranties; Product Liabilities.

(a)               Sellers have provided to Buyers true and accurate copies of the standard terms and conditions of the sale of the Products (containing applicable guaranty, warranty and indemnity provisions). Sellers have not manufactured or sold any Products that were, at the time they were manufactured or sold, faulty or defective or did not comply with any and all warranties or representations expressly made or implied by or on behalf of Sellers, and all Products Manufactured, sold, distributed, provided, shipped, Exploited or licensed by Sellers and each service rendered by Sellers have conformed in all respects with all applicable contractual commitments, warranties and Laws, and there are no material design, manufacturing or other defects, latent or otherwise, in such Products.

(b)               Sellers have taken reasonable steps to ensure that the Products that are designed, Exploited, Manufactured, tested, stored, packaged, repackaged, labeled, relabeled or licensed have been in material conformity with all applicable contractual commitments, Laws and express and implied warranties. Since [***], no service or product warranty, recall indemnity or similar claim has been made by any Person against Sellers in connection with the Business. Since [***], Sellers have not received any notice of any Actions for any other product liability, backcharge, additional work, field repair or other claim by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (i) the sale or distribution of products by Sellers in connection with the Business, or (ii) the operation of the Business. Since [***], there has not been, nor is there currently under consideration by Sellers or any of their Affiliates, or to the Knowledge of Sellers, any Governmental Authority, any product recall, market withdrawal or post-sale warning in respect of any Product.

3.24          Restrictions on Business Activities; Effect of Transaction. There is no Contract (including covenants not to compete) or Order relating to the Business that has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing the conduct of Business as currently conducted. Without limiting the generality of the foregoing, Sellers have not entered into any customer or other similar Contract that includes a “most favored customer” or “most favored licensee” or similar clause restricting or otherwise impacting the right of Sellers to sell or license the Products in any manner or terms (including pricing) or under which Sellers are restricted from selling, licensing or otherwise distributing any of their respective Products to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will give or otherwise trigger any rights to third parties (including any Employees) that would have a Material Adverse Effect.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers jointly and severally represent and warrant to Sellers as of the date hereof (unless the representation and warranty is as of a specified date, in which case it shall be as of such specified date) as follows:

4.1              Organization. Each Buyer is duly incorporated or organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization.

4.2              Authority; Enforceability. Each Buyer has all requisite corporate power to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Buyer of the Transaction Documents and the consummation by such Buyer of the Transactions have been duly authorized by all necessary action and no other corporate action on the part of such Buyer will be necessary to authorize the execution and delivery by such Buyer of this Agreement and the consummation by it of the Transactions. This Agreement has been and, when executed and delivered at the Closing, the other Transaction Documents to which such Buyer will at the Closing be a party will be, duly executed and delivered by such Buyer. This Agreement constitutes and, when executed and delivered at the Closing, the other Transaction Documents to which each Buyer will at the Closing be a party will constitute, the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with their respective terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3              Non-Contravention. No Permit or Order of, registration or filing with or declaration or notification to, any Person is required by or with respect to Buyers in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions. The execution, delivery and performance by each Buyer of this Agreement does not, and the consummation of the Transactions will not, constitute or result in a breach or violation of, or a default under (with or without notice, lapse of time, or both), the organizational documents of such Buyer or any Law applicable to such Buyer.

4.4              Litigation. There is no Action that has been commenced or, to the knowledge of Buyers, threatened against Buyers which would reasonably be likely to prevent, materially impair or materially delay the consummation of the Transactions.

4.5              Sufficient Funds. Buyers possess sufficient funds to pay, and, with respect to the Purchase Price, will in the future possess sufficient funds to pay, the Purchase Price and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyers obtain financing for or related to payment thereof.

4.6              Brokers. No Buyer or any of its officers, directors, managers or employees has employed, retained or engaged any broker or finder or incurred any Liability for any brokerage, finder’s or similar fees or commissions in connection with the Transactions.

ARTICLE 5
COVENANTS

5.1              Confidentiality. From and after the Closing Date, each Seller shall not and shall cause its Affiliates not to, directly or indirectly, disclose or use for their own benefit or for the benefit of any Person, any Confidential Information. Notwithstanding the foregoing, nothing herein shall restrict such Seller or any of its Affiliates from using or disclosing any Confidential Information to the extent (i) such information is or becomes (through no improper action or inaction by such Seller or any of its Affiliates) generally available to the public, (ii) such information was rightfully disclosed to such Seller or its Affiliates by a third party not under an obligation of confidentiality with respect to such information, (iii) such Seller or its Affiliates can demonstrate that such information was independently developed by such Seller or its Affiliates without use of, or reference to, any Acquired Intellectual Property or other Confidential Information or (iv) such disclosure is required by Law or the rules and regulations of any securities exchange or any Governmental Authority; provided that, (A) to the extent practicable, such Seller shall give Buyers adequate prior written notice thereof as reasonably necessary to allow Buyers to obtain confidential treatment or a protective order therefor, (B) such Seller shall disclose only that portion of the Confidential Information that, according to the advice of such Seller’s counsel, is required to be disclosed, and (C) such Seller shall use reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially.

5.2              Public Announcements. Buyers and/or any of their Affiliates may issue such press releases, news release, or other public statement relating to, interview, advertise, publish or write any publication, articles, lectures or blogs (whether professional, academic or otherwise), in any media (whether printed, on-line or on the internet or otherwise) (“Public Disclosure”) regarding the Transaction Documents or the Transactions, including their content, existence, negotiations and termination thereof; provided, however, that to the extent such release or statement mentions name(s) of any Seller, it shall require the prior approval of such Seller; except, that, in each case, no consent shall be required to any Public Disclosure to the extent required pursuant to Law, applicable accounting rules, principles or disclosure requirements, or applicable stock exchange rules and regulations. This section shall survive the consummation of the Closing and the Transactions.

5.3              Certain Tax Matters.

(a)               The liability for all Transfer Taxes shall be borne [***] by Sellers, on the one hand, and [***] by Buyers, on the other hand. Buyers and Sellers shall cooperate in the timely making of all Tax Returns or other filings as may be required in connection therewith. Unless otherwise required by applicable Law, Sellers shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes.

(b)               To the extent permitted under applicable Law, Sellers shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns with respect to the Acquired Assets or the Business, other than income Tax Returns, required to be filed (i) for any Pre-Closing Tax Period that are filed after the Closing Date and (ii) for any Straddle Period. Sellers shall provide to Buyers a draft of any Tax Returns for a Straddle Period for Buyers’ review and comment, and Sellers shall consider in good faith all comments timely submitted by Buyers at least [***] prior to the due date (including any extension thereof) for filing of such Tax Return. Buyers shall pay Sellers the amount of Taxes allocable to Buyers with respect to any Tax Return for any Straddle Period at least [***] prior to the due date (including any extension thereof) for filing of such Tax Return to the extent not paid at or before the Closing. Any Tax Return for a Straddle Period required to be filed pursuant to this Section 5.3(b) shall be prepared and filed in a manner consistent with prior practices except to the extent not permitted under applicable Law, including if Sellers determine in good faith that there is no reasonable basis for any position otherwise consistent with such prior practices.

(c)               Sellers shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns with respect to the Acquired Assets or the Business required to be filed for any Pre-Closing Tax Period on or before the Closing Date. All Tax Returns required to be filed pursuant to this Section 5.3(c) shall be prepared and filed in a manner consistent with prior practices except to the extent not permitted under applicable Law.

(d)               For purposes of this Agreement, in the case of any Taxes with respect to the Acquired Assets or the Business for a Straddle Period, (i) the amount of any Taxes based on income, receipts or payroll attributable to a Pre-Closing Tax Period shall be determined based on an interim closing of the books, as though the relevant taxable period had ended as of the end of the Closing Date, and (ii) the amount of all other Taxes attributable to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the [***] in the Straddle Period ending on the Closing Date and the denominator of which is the [***] in the entire Straddle Period.

(e)               Cooperation and Tax Claims.

(i)                 Sellers shall keep and preserve all Tax-related records in relation to the Acquired Assets and the Business, including copies of all Tax Returns, Tax workpapers, Tax elections and related documents and materials and abide by all record retention agreements entered into with any Taxing Authority. Sellers shall give Buyers reasonable written notice prior to transferring, destroying or discarding any such records and, if Buyers so request, Sellers shall allow Buyers to take possession of such records.

(ii)              Buyers and Sellers shall cooperate reasonably in (A) preparing, executing and filing all Tax Returns with respect to the Acquired Assets and the Business, (B) giving the other party timely written notice of and responding to any inquiries, audits, disputes or similar proceedings by any Taxing Authority relating to Taxes for any Pre-Closing Tax Period or Straddle Period with respect to the Acquired Assets or the Business (a “Tax Claim”), and (C) resolving all Tax Claims. Such cooperation shall include the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other materials reasonably necessary or helpful for the preparation of such Tax Returns and Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that in no event shall Buyers be required to provide a copy of any Tax Returns of Buyers or their Affiliates to any other Person.

(iii)            Sellers, at their own expense, may control the conduct of any Tax Claim with respect to a Pre-Closing Tax Period. As reasonably requested by Sellers, Buyers shall promptly complete and execute any powers of attorney or other documents and take any other actions to allow Sellers to control any such Tax Claim, except that Sellers shall (A) promptly notify Buyers of their intent to control such Tax Claim; (B) promptly notify Buyers of all material communications with any Taxing Authority with respect to such Tax Claim; (C) provide Buyers with the reasonable opportunity to participate, at its own expense, in such Tax Claim, including offering Buyers the reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, such reasonable comments to be incorporated therein prior to being submitted; (D) consult with Buyers in good faith before taking any significant action with respect to such Tax Claim; and (E) not settle, resolve, abandon or otherwise dispose of such Tax Claim without the prior written consent of Buyers, which consent shall not be unreasonably withheld.

(iv)             The provisions of this Section 5.3(e), rather than the provisions of Section 6.4, shall govern the conduct of any and all Tax Claims.

5.4              Non-Competition; Non-Solicitation; Non-Disparagement.

(a)               As a material inducement to Buyers to enter into this Agreement, each Seller shall not, and shall ensure that its current and future controlled Affiliates do not, for a period of three (3) years after the Closing Date, directly or indirectly through any Person, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged in any business that otherwise competes with the Business as conducted, and as contemplated to be conducted, as of the Closing Date, anywhere in the world. Notwithstanding the foregoing, such Seller may, without violating this Section 5.4(a), own a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in such a business, if such capital stock is a security actively traded on an established securities exchange.

(b)               Each Seller shall not for a period of three (3) years after the Closing Date: (i) cause, solicit, induce or encourage any Transferred Employee to leave such employment or hire, employ or otherwise engage any such individual; or (ii) knowingly cause, induce or encourage any material actual or prospective customer, supplier or licensor of the Business as of the Closing Date, or any other Person who has a material business relationship with the Business as of the Closing Date, to terminate or modify any such actual or prospective relationship. The foregoing restrictions shall not preclude (x) general solicitations in newspapers or similar mass media not targeted toward Transferred Employees or (y) the solicitation or hiring of any Transferred Employee who for at least one year prior to the date on which such solicitation or hiring would take place has terminated such Transferred Employee’s employment with Buyers (it being conclusively presumed so as to avoid any disputes under this Section 5.4(b) that any such solicitation or hiring within such one year period is in violation of clause (i) above).

(c)               Each Seller agrees that it will not make any disparaging or defamatory public comments about the Business or Buyers or their Affiliates or their respective directors and officers, or to encourage or participate with anyone to make such statements or any such comments with respect to the business of Buyers or their Affiliates, or their products. Each Buyer agrees and acknowledges that the terms of this Section 5.4(c) do not prohibit such Seller or any of its managers, directors and officers, from making truthful statements, if required to do so by Law or Action (including in connection with any Action relating to this Agreement and the Transactions).

(d)               Each Buyer agrees that it will not make any disparaging or defamatory public comments about Sellers or their Affiliates or their respective directors and officers, or to encourage or participate with anyone to make such statements or any such comment with respect to the business of the Sellers or their Affiliates, or their products. Each Seller agrees and acknowledges that the terms of this Section 5.4(d) do not prohibit Buyers or any of their managers, directors and officers, from making truthful statements, if required to do so by Law or Action (including in connection with any Action relating to this Agreement and the Transactions).

(e)               The covenants and undertakings contained in this Section 5.4 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.4 may cause irreparable injury to Buyers, such that money damages alone would not be a sufficient remedy for such violation. Therefore, Buyers shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.4 without the necessity of proving actual Damages or posting any bond. The rights and remedies provided by this Section 5.4 are cumulative and in addition to any other rights and remedies which Buyers may have hereunder or at Law or in equity.

(f)                Notwithstanding anything contained in this Agreement to the contrary, if a Seller breaches this Section 5.4 and Buyers seek and obtains an injunction, restraining order or other equitable relief from any court of competent jurisdiction, the three-year period referred to in Section 5.4(a) and Section 5.4(b), shall be computed from the date relief is granted to Buyers instead of from the Closing Date and reduced by any time following the Closing Date during which such Seller complied with its obligations thereunder.

(g)               If any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, geographical area, business limitation or any other relevant feature of this Section 5.4 is unreasonable, arbitrary or against public policy, then the maximum time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against the applicable party. Each Buyer and each Seller expressly stipulates that this Section 5.4 is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable Law.

(h)               Notwithstanding anything contained in this Agreement to the contrary, each Buyer agrees that the business conducted by each Seller and its controlled Affiliates as of the date of this Agreement is not a business that otherwise competes with the Business as conducted and nothing in this Agreement would be interpreted or understood to require that any Seller cease any of its business operations as currently conducted.

5.5              Access to Records Post-Closing. Without limitation to the other rights to access books and records of the other party hereto as provided for in this Agreement, for a period of [***] after the Closing Date, the parties hereto shall afford one another and their respective representatives and agents reasonable access to all of the books and records related to the Business to the extent that such access may reasonably be required by the other party in connection with Tax or litigation matters (excluding litigation between Buyers or any Affiliate on the one hand and Sellers or any Affiliate on the other hand) relating to the Acquired Assets and Business prior to the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours, and the requesting party shall not be responsible for any costs or expenses incurred by them pursuant to this Section 5.5, except for reasonable out-of-pocket expenses incurred by the party of whom the request was made. If Buyers, on the one hand, or Sellers, on the other hand, desire to dispose of any of such books and records prior to the expiration of such six [***] period, they shall, prior to such disposition, give the other party a reasonable opportunity, at such party’s expense, to segregate and remove such books and records as such party may select.

5.6              Use of Name. From and after the Closing, Buyers acquire Sellers’ right to the use of the name “Xoft” or similar names, and any service marks, Trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Sellers shall not, and shall not permit any of their respective Affiliates to, use such name or any variation or simulation thereof. In furtherance thereof, as promptly as practicable, but no later than [***], Sellers shall remove, strike over or otherwise eliminate all Seller Marks from all materials owned by Sellers or any of their respective Affiliates and used or displayed publicly including any sales and marketing materials, displays, signs, promotional materials and other materials.

5.7              Non-Assignable Assets; Additional Assets.

(a)               Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.7, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyers of any Acquired Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Sellers, on the one hand, and Buyers, on the other hand, shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver; provided, however, that neither party shall be required to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, authorization, approval or waiver, other than the incurrence of incidental expenses relating to obtaining any such consent, authorization, approval or waiver. Once such consent, authorization, approval or waiver is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyers the relevant Acquired Asset to which such consent, authorization, approval or waiver relates for no additional consideration.

(b)               To the extent that any Acquired Asset cannot be transferred to Buyers following the Closing pursuant to this Section 5.7, Buyers and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Acquired Asset to Buyers as of the Closing and the performance by Buyers of their obligations with respect thereto. To the extent permitted under applicable Law, Sellers shall, at Buyers’ sole expense, hold in trust for and pay to Buyers promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Sellers to the extent related to such Acquired Asset in connection with the arrangements under this Section 5.7.

(c)               In the event that Buyers discover any Contract, any item of Intellectual Property or any other asset or right owned by Sellers that would reasonably form part of the Business, other than Excluded Assets (each, an “Additional Asset”), which was either not covered by the definition of any of the Acquired Assets or that was included in the Acquired Assets but was not transferred to Buyers for any reason, then such Additional Asset shall be deemed, at the election of Buyers, an Acquired Asset that has been transferred to Buyers under this Agreement at Closing, for no additional consideration and Sellers undertake, if so elected by Buyers, to take any necessary action to effect the transfer of such Additional Asset under this Section 5.7(c), to Buyer as designated in writing by Buyers. Sellers shall provide upon Buyers’ request, written confirmation and such item shall be transferred, and in any event, at the election of Buyers, shall be deemed a part of the Acquired Assets; provided that all Liabilities arising out of or relating to such Additional Asset shall be Retained Liabilities unless otherwise determined in writing by Buyers. If Sellers so discover any such Additional Asset, Sellers shall notify Buyers, and Sellers shall be deemed, at the election of Buyers, to have licensed or transferred such Additional Asset to Buyers in accordance with the terms of this Section 5.7(c).

5.8              Bulk Sale Filings. To the extent necessary, each Buyer hereby waives compliance for Sellers with the provisions of any bulk sales transfer Laws applicable to the transfers described in this Agreement. Sellers shall jointly and severally indemnify and hold harmless Buyers from and against any and all Liabilities that may be asserted by third parties against Buyers as a result of such noncompliance.

5.9              Further Assurances; Post-Closing Cooperation.

(a)               From time to time after the Closing, without additional consideration, each of the parties will (or, if appropriate, shall cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the Transactions and the Transaction Documents. If either party shall following the Closing have in its possession any asset, right or Liability that under this Agreement that should have been delivered to the other party, then such party shall promptly deliver such asset, right or Liability to the other party.

(b)               Each Seller hereby constitutes and appoints, effective as of the Closing Date, Buyers and their respective successors and assigns as the true and lawful attorney of such Seller with full power of substitution in the name of Buyers, or in the name of such Seller, but for the benefit of Buyers, at Buyers’ sole cost (i) to collect for the account of Buyers any items of Acquired Assets and (ii) to institute and prosecute all proceedings that Buyers may in their reasonable discretion deem proper to assert or enforce any right, title or interest in, to or under the Acquired Assets, and to defend or compromise any and all Actions in respect of the Acquired Assets. Buyers shall be entitled to retain for their own account any amounts collected pursuant to the foregoing powers, including, without limitation, any amounts payable as interest in respect thereof.

(c)               Following the Closing, Buyers may receive and open all mail addressed to any Seller and delivered to either Buyer and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business. Buyers agree to deliver or cause to be delivered to Sellers all mail received by either Buyer after the Closing addressed to any Seller that does not relate to the Business.

(d)               Each Seller will take, or cause to be taken, all actions and do, or cause to be done, at no cost to such Seller, all things necessary, proper, or advisable to register the Business Registered Intellectual Property, including filing any affidavits of use in commerce with the U.S. Patent and Trademark Office, responding to all office actions or other correspondence from the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding governmental offices throughout the world, obtaining and recording all documents necessary to establish, maintain, transfer or identify Buyers’ rights in such Intellectual Property, including, without limitation, all necessary assignments of such Intellectual Property and fulfilling all of its duties and obligations and avoid any defaults under all Contracts regarding Intellectual Property, and assist Buyers after the Closing with respect to any legal or administrative action relating to the Intellectual Property, including before the U.S. Patent and Trademark Office, U.S. Copyright Office, and all other corresponding foreign and domestic Governmental Authorities.

(e)               Sellers shall effect all renewals of all Business Intellectual Property that are scheduled to or may expire between the date hereof and the date that is [***] after the Closing Date. Subject to the immediately following sentence, Buyers shall be responsible for all out-of-pocket third-party fees and expenses incurred by Sellers in connection with all such renewals, and Buyers shall reasonably assist Sellers in connection therewith, including executing and delivering, or causing to be executed and delivered, all such documents and instruments as Sellers may reasonably deem necessary to affect such renewals. Sellers shall be fully responsible for, including paying all costs associated with, filing releases of all security Encumbrances existing on the Closing Date on Business Registered Intellectual Property with the United States Patent and Trademark Office and any applicable foreign intellectual property offices where Encumbrances have been recorded on or prior to the Closing Date.

(f)                For a period of [***] after the Closing Date or until such time that there are no Products sold by Sellers in the channel, Sellers agree to notify Buyers of any information of which they become aware concerning any Adverse Event with respect to any Products. Subject to the terms of the other Transaction Documents, and except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any other Transaction Document, after the transfer of the Acquired Product Registrations, as applicable, Buyers shall have the sole right and responsibility for (i) taking all actions, paying all fees and conducting all communications with applicable Governmental Authorities with respect to the Acquired Product Registrations, including preparing and filing all reports (including complying with all applicable Adverse Event reporting obligations to any Governmental Authority with respect to the Products and investigating all complaints and Adverse Events with respect to the Products (whether sold before or after Closing)) with applicable Governmental Authorities, (ii) taking all actions and conducting all communications with Third Parties in respect of Products sold pursuant to the Acquired Product Registrations, including responding to all complaints in respect thereof, and (iii) investigating all Adverse Events in respect of Products sold pursuant to the Acquired Product Registrations.

5.10          Employment Matters.

(a)               On the Closing Date, Buyers shall make offers of employment to all of the Employees identified on Schedule 5.10(i) (each such Employee, upon accepting an offer of employment from Buyers will become a Transferred Employee). Each Transferred Employee shall be entitled to receive salary and benefits reasonably comparable in the aggregate to their respective salary and benefits with Sellers immediately prior to the Closing (except for any equity compensation), which salaries and benefits have been made available to Purchaser. Additionally, on or after the Closing Date, Buyers shall offer to enter into a retention bonus agreement with each Transferred Employee on Schedule 5.10(ii) in a form satisfactory to Buyers, pursuant to which each such Transferred Employee shall be entitled to receive a retention bonus in such amount as set forth opposite such Transferred Employee’s name on Schedule 5.10(ii).

(b)               Sellers will be solely responsible for (a) all employment, compensation, and employee benefit Liabilities relating to (i) the Former Employees and Employees (other than the Transferred Employees) whether arising before, at, or after the Closing and (ii) the Transferred Employees arising before the Closing, (b) all Liabilities arising under all Employee Plans and Employee Agreements whether arising before, at or after the Closing and (c) any Liabilities for Taxes with respect to any Transferred Employees.

(c)               Nothing contained in this Section 5.10 or elsewhere in this Agreement, express or implied, shall confer upon any Transferred Employee or Former Employee any right to continued employment or service (or resumed employment or service) subsequent to the Closing.

5.11          Removal of Excluded Assets from Leased Real Property. No later than the date that is [***] and at a time that is mutually agreed between Sellers and Buyers, Sellers shall remove and otherwise relocate any physical assets located at the Leased Real Property that are not Acquired Assets. Other than pursuant to this Section 5.11, following the Closing Date, Sellers shall not, and shall cause their respective Representatives not to, access the Leased Real Property except with Buyers’ prior written consent.

ARTICLE 6
INDEMNIFICATION

6.1              Survival. Other than with respect to Fraud, the representations and warranties of the parties contained in this Agreement shall survive the Closing for a period ending on the date that is [***] after the Closing (the “Expiration Date”), provided, however, that (i) the Expiration Date for the representations and warranties set forth in Section 3.15 (Taxes) shall be the expiration of the applicable statute of limitations, as extended, plus a period of [***], (ii) the Expiration Date for the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.4 (Title), Section 3.18 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability) and Section 4.6 (Brokers) (collectively, the “Fundamental Representations”) shall be [***] from the Closing, and (iii) representations or warranties subject to a claim for indemnification delivered during the Claim Period will survive until such claim is finally resolved in accordance with this Agreement. All of the covenants and agreements of the parties contained in this Agreement that apply after the Closing shall survive after the date of this Agreement in accordance with their terms.

6.2              Indemnification by Buyers. Subject to the provisions of this ARTICLE 6, from and after the Closing, Buyers jointly and severally will indemnify, defend and hold harmless Sellers and their respective directors, officers, members, managers, employees, agents, representatives and Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages related to or arising out of or in connection with:

(a)               any breach of any representation or warranty made by Buyers contained in this Agreement or any of the other Transaction Documents;

(b)               any breach of any covenant or agreement contained in this Agreement by Buyers; and

(c)               any Assumed Liability.

6.3              Indemnification by Sellers. Subject to the provisions of this ARTICLE 6, from and after the Closing, Sellers will jointly and severally indemnify, defend and hold harmless Buyers and their respective directors, officers, members, managers, employees, agents, representatives and other Affiliates (the “Buyer Indemnified Parties” and together with the Seller Indemnified Parties, the “Indemnified Parties”) from and against any and all Damages related to or arising out of or in connection with:

(a)               any breach of any representation or warranty made by Sellers contained in this Agreement or any of the other Transaction Documents;

(b)               any breach of any covenant or agreement contained in this Agreement by Sellers; and

(c)               any Excluded Asset or Retained Liability.

6.4              Third-Party Claims.

(a)               In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party claim, proceeding or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto (which must be in the form of an Indemnification Claim Notice under Section 6.5); provided that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 6.4, except to the extent, if any, that the Indemnifying Party has actually been materially prejudiced thereby.

(b)               The Indemnifying Party will, subject to the limitations set forth in Section 6.7 hereof, with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within [***] after the Indemnifying Party has received notice of the Third-Party Claim (or if earlier, [***] before an answer is due in the applicable legal proceeding); provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)               The Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that, subject to the limitations set forth in Section 6.7, are fully covered by the Indemnifying Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d)               In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 6.4(b) above, the Indemnified Party may defend against, the Third-Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnified Party may not settle such claim or consent to the entry of any judgment with respect thereto without the consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed), and the Indemnified Party shall retain all remedies to which they are entitled under this ARTICLE 6, subject to the express limitations set forth herein. In such event, the Indemnifying Party shall be entitled, at its expense, to participate in any defense of Third-Party Claims, subject to the right of the Indemnified Party to control such defense.

(e)               Notwithstanding the foregoing in this Section 6.4, the provisions of Section 5.3(e), rather than the provisions of this Section 6.4, will govern the conduct of any and all Tax Claims.

6.5              Notice of Claims. In the event that any Indemnified Party actually incurs Damages, or reasonably anticipates that it may incur Damages, for which it is entitled to indemnification hereunder (“Indemnifiable Damages”), the Indemnified Party will deliver to the Indemnifying Party a written notice (an “Indemnification Claim Notice”) stating that it has suffered Indemnifiable Damages, or that it reasonably anticipates that it may suffer Indemnifiable Damages and that the Indemnifying Party is required to provide indemnification therefor. Such Indemnification Claim Notice shall be signed by the Indemnified Party and shall (i) state that such Indemnified Party has actually paid or incurred, and/or reasonably anticipates that it may pay or incur Damages, the actual amount or reasonably anticipated amount thereof, and the basis for the determination of such amount, and (ii) specify in reasonable detail the individual items of Indemnifiable Damages included in the amount so stated and the section or sections of this Agreement pursuant to which such claim arises, the date each such item was paid or incurred, if applicable, and the nature of the event or circumstances which resulted in the indemnification obligation of the Indemnifying Party.

6.6              Release of Indemnity Escrow Amount. In accordance with the terms of the Escrow Agreement, on the first Business Day immediately following the [***] of the Closing Date (the “Release Date”), the Escrow Agent shall release and pay to Sellers the then-remaining amount in the Indemnity Escrow Fund, less an amount equal to the maximum aggregate amount of any claim for indemnification that has been asserted, but has not been fully and finally resolved, on the [***] of the Closing Date; provided, however, in the event and to the extent but for a claim of indemnification that is unresolved on such [***] date, a portion of the Indemnity Escrow Fund that would otherwise be released is held back, and thereafter said claim for indemnification is resolved, and as a consequence thereof, there are additional sums that would have been released to Sellers upon the [***] in the absence of such claim for indemnification, such additional sums shall be forwarded to Sellers within [***] subsequent to the resolution of such indemnification claim.

6.7              Limitations of Liability.

(a)               After Closing, the Indemnified Parties may not recover Damages in respect of any claim for indemnification under Section 6.2(a) or Section 6.3(a): (i) unless and until Damages have been incurred or paid by the Indemnified Parties in an aggregate amount of greater than [***] (the “Deductible Amount”), at which point the Indemnified Parties will be entitled to recovery for Damages that exceed the Deductible Amount or (ii) in excess of [***] (the “Cap”); provided, however, that the Indemnified Parties will be entitled to recover for, and neither the Deductible Amount nor the Cap will apply to, any Damages arising out of, in connection with or related to (A) Fraud; (B) any breach of the Fundamental Representations; and (C) any indemnity involving Taxes.

(b)               Sellers and Buyers hereby agree that any Damages that are indemnifiable under Section 6.3 after Closing shall be first sought by Buyers (on behalf of itself or any other Buyer Indemnified Party) from the Indemnity Escrow Fund; provided that if the Buyer Indemnified Parties are entitled to seek Damages in excess of the Indemnity Escrow Fund, then after the Indemnity Escrow Fund has been fully utilized, the Buyer Indemnified Parties may seek to recover such excess amount from Sellers.

(c)               In no event shall Sellers or Buyers be permitted to seek any recovery for punitive, consequential (except to the extent reasonably foreseeable) or special damages, regardless of the theory of recovery, except in each case, to the extent awarded to a third-party.

(d)               Damages for which indemnification shall be net of (i) any amounts actually recovered under applicable insurance policies or (ii) any indemnity or other payments actually received from any other Person alleged to be responsible for such Damages.

(e)               In the event that any such insurance proceeds or indemnity or other payments are actually recovered by a Buyer Indemnified Party subsequent to receipt of any payment hereunder from the Indemnity Escrow Fund in respect of Damages for which such insurance proceeds or indemnity or other payments relate, refunds shall be made promptly by the Buyer Indemnified Party of all or the relevant portion of such indemnification payment to the Escrow Agent if prior to the Release Date, or to Sellers if after the Release Date, in each case, net of any out-of-pocket expenses incurred by the Buyer Indemnified Party in collecting such insurance proceeds or indemnity or other payments.

(f)                (i) in the event a Buyer Indemnified Party recovers Damages for which indemnification is provided pursuant to Section 6.3, no other Buyer Indemnified Party may recover the same Damages in respect of a claim for indemnification pursuant to Section 6.3 and (ii) no Buyer Indemnified Party shall recover any Damages for a breach of one or more other representations, warranties, covenants or agreements to the extent that any Damages has been compensated for such matter pursuant to a separate indemnity claim for a breach of one or more other representations, warranties, covenants or agreements giving rise to the same or duplicative damages.

6.8              Indemnification Exclusive Remedy. The rights and remedies provided in this ARTICLE 6 shall be the sole and exclusive rights and remedies of the parties after the Closing Date with respect to any and all claims relating to this Agreement, except (a) that each party retains the right to seek equitable relief and (b) in the case of Fraud, in which case the damaged party shall have all rights and remedies under this Agreement and provided by Law.

6.9              Adjustment of Purchase Price. All amounts paid in respect of indemnification under this ARTICLE 6 shall, to the extent permitted by Law, be treated for all purposes as adjustments to the Purchase Price.

ARTICLE 7
MISCELLANEOUS

7.1              Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a party shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such party set forth below and marked to the attention of the designated individual:

(i)	If to Sellers:

c/o iCAD, Inc.
98 Spit Brook Road
Suite 100
Nashua, New Hampshire
Attention: Dana Brown
Email: [***]

With a copy to, which will not constitute notice:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Jeffrey A. Baumel
Email: [***]

(ii)	If to Buyers:

c/o Elekta Inc.

400 Perimeter Center terrace, Suite 50

Atlanta, GA 30346

Attention: Susan Himmer

Email: [***]

With a copy to, which will not constitute notice:

Morgan, Lewis & Bockius LLP

OpernTurm, Bockenheimer Landstr.4

60306 Frankfurt am Main, Germany

Attention: Dr. Joachim Heine

Email address: [***]

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

7.2              Amendment. This Agreement may be amended only by an instrument in writing, executed by Buyers, on the one hand, and Sellers, on the other hand.

7.3              Waiver. Any term of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

7.4              No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, including their successors and permitted assigns. Except as provided in ARTICLE 6, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.5              Fees and Expenses. Except as otherwise provided in this Agreement, each party will bear the costs and expenses it incurs in connection with this Agreement, the other Transaction Documents and the Transactions (including the fees and expenses of advisers, accountants and legal counsel).

7.6              Entire Agreement. This Agreement and the other Transaction Documents, including all exhibits, annexes and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, among Sellers, on the one hand, and Buyers, on the other hand, with respect to the subject matter hereof.

7.7              Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that either Buyer may assign and delegate any or all of its rights, interests and obligations under this Agreement, in whole or in part, to (a) any Affiliate of such Buyer, or (b) any other Person, as long as any such other Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but, in the case of each of (a) and (b), no such assignment or delegation will relieve such Buyer of its obligations under this Agreement if such assignee does not perform such obligations.

7.8              Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

7.9              Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws rules of such state.

7.10          Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware).

7.11          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

7.12          Counterparts. This Agreement may be executed in counterparts (including using any electronic signature covered by the United States ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law, e.g., www.docusign.com), and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.

7.13          Interpretation; Construction. Except to the extent that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation;” (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) any gender-specific reference in this Agreement include all genders; (f) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms; (g) unqualified references to “$” or “dollars” are to U.S. dollars; (h) a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation; (i) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day; (j) references to a Person are also to its permitted successors and assigns; (k) unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent; (l) the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof; (m) the contents of the Disclosure Schedule, Annexes and Exhibits form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and any reference to “this Agreement” shall be deemed to include the Disclosure Schedule, Annexes and Exhibits; (n) no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence; (o) the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions; (p) any document, list, or other item shall be deemed to have been “provided” to Buyers for all purposes of this Agreement if such document, list, or other item was posted in the Data Room or a physical or electronic copy thereof was delivered (including via email) to Buyers or their Representatives at least [***] prior to the date hereof; (q) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (r) the language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party; and (s) any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

7.14          Specific Performance, Injunctive Relief. Each party hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party hereto shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party hereto may be entitled, at law or in equity. In particular, the parties hereto acknowledge and agree that the Business is unique and recognize and affirm that in the event any party hereto breaches this Agreement, money damages would be inadequate and such non-breaching party would have no adequate remedy at Law, so that such non-breaching party shall have the right to seek, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties’ obligations hereunder not only by Action for damages but also by Action for specific performance, injunctive, and/or other equitable relief.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Buyers:

ELEKTA INC.

By:/s/ Michael J. Hartman
Name: Michael J. Hartman
Title: SVP Legal Affairs

NUCLETRON OPERATIONS B.V.

By:/s/ John. Lapré
Name: Dr. John Lapré
Title: Managing Director

Sellers:

ICAD, INC.

By:/s/ Dana Brown
Name: Dana Brown
Title: Chief Executive Officer

XOFT, INC.

By:/s/ Dana Brown
Name: Dana Brown
Title: Chief Executive

XOFT SOLUTIONS, LLC

By:/s/ Dana Brown
Name: Dana Brown
Title: Chief Executive

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

For the purposes of this Agreement:

“Accounts Payable” means (a) all trade accounts payable and obligations to make payments to suppliers and other service providers of Sellers including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to Sellers, (b) all other accounts or notes payable by Sellers and (c) any claim, remedy or other right related to any of the foregoing.

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Adverse Event” means, with respect to any Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such Product, including such an event or experience as occurs in the course of the use of such Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse or misuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to other Governmental Authorities under corresponding applicable Law outside the United States.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or any day on which the banks in New York, New York are closed either under applicable Law or action of any Governmental Authority.

“Business Intellectual Property” means any Intellectual Property or Software that is owned by, purported to be owned by, or licensed to Sellers and used or held for use primarily in connection with the operation of the Business.

“Business IP Agreements” means (a) licenses of Business Intellectual Property by Sellers to third parties, (b) licenses of Business Intellectual Property by third parties to Sellers, (c) agreements between any Seller and third parties relating to the development or use of Business Intellectual Property, the development of transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, in each case, that are used primarily in connection with the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Business Intellectual Property.

“Claim Period” means the period from the Closing Date through the applicable survival period set forth in Section 6.1.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means whether in electronic, paper or other form, all technical data, Know-How, Trade Secrets, confidential business information, manufacturing and production processes and techniques, business methods, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information and other correspondence, records, documentation and proprietary or non-public information, in each case to the extent related exclusively to the Products, the Business, the Assumed Liabilities, and/or the Acquired Assets.

“Contract” means all legally binding agreements, contracts, licenses, leases and other arrangements.

“Copyrights” means all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship.

“Damages” means the amount of any loss, claim, deficiency, lost profits, demand, damage (including punitive and special damages), injury, Liability, settlement, judgment, award, fine, penalty, fee (including attorneys’ fees and consultants’ and experts’ fees), charge, cost (including costs of investigation and defense), Tax, or expense of any nature, whether or not involving a claim, including any reasonable costs of defending any claim or enforcing an Indemnified Party’s rights under this Agreement, incurred or suffered by a party with respect to or relating to a claim, event, circumstance or state of facts.

“Data Room” means the virtual data room hosted by Venue established by Sellers in connection with the Transactions.

“DEA” means the U.S. Drug Enforcement Administration.

“Dentons Work Product” means (a) all communications, whether written or electronic, between Dentons US LLP and the directors, officers, employees, accounting firms, financial advisors, agents and/or contractors of Sellers, and (b) all files, attorney notes, drafts or other documents directly relating to this Agreement which pre-date the Closing.

“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Employee” means each employee who performs all or substantially all of his or her services for Sellers on behalf of the Business, including (a) any such Employees on temporary leave for purposes of jury or annual two week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work and (b) any such Employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran’s reemployment rights under federal Law, leave under the Family Medical Leave Act of 1993 or equivalent provisions of any similar Laws of any jurisdictions, approved personal leave, short-term disability leave or medical leave but, unless otherwise required under local employment Laws, excluding any such Employees on long-term disability or whose employment with Sellers have terminated prior to the Closing.

“Employee Agreement” means each management, employment, severance, change in control, non-compete, confidentiality, offer letter, retention, incentive or similar agreement or contract between any Seller and any Employee.

“Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option, equity participation, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or Former Employees, directors, officers, shareholders, consultants, or independent contractors of Sellers or with respect to which Sellers have made or is required to make payments, transfers, or contributions.

“Encumbrance” means any mortgage, pledge, hypothecation, right of others, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, usufruct, fiduciary transfer or assignment, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, offer or negotiation, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environmental Law” means any applicable Law concerning (a) the protection of the environment (including natural resources, ambient air, surface water, groundwater, surface and subsurface soil), (b) the use, transport, storage, discharge, Release, or disposal of, or exposure to, any Hazardous Substances, or (c) occupational health or safety as it relates to exposure to any Hazardous Substances.

“Environmental Permits” means any Permits issued by a Governmental Authority pursuant to any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Escrow Agreement” means the escrow agreement among the applicable Buyer, the applicable Seller and the Escrow Agent, substantially in the form attached as Exhibit D hereto.

“Exploitation” and related terms such as “Exploit” means the research, development, investigational use, Manufacture, testing, storage, import, export, distribution, sale, offering for sale, use, licensing, advertising, marketing and promotion of the Products and other commercialization, including the outsourcing of any of the foregoing activities.

“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

“Federal Health Care Program” means “federal health care program” as such term is defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, the Children’s Health Insurance Program (CHIP), the U.S. Department of Veterans Affairs and U.S. Department of Defense healthcare and contracting programs, TRICARE and similar or successor programs that are funded, in whole or in part, by the United States Government.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Sellers but who are no longer so employed or engaged on the date of this Agreement.

“Fraud” means actual (and not constructive) fraud, consisting of an intentionally and knowingly false misrepresentation of material and existing fact by one party to another party in the making of the representations and warranties in ARTICLE 3 or ARTICLE 4, as applicable, made with the specific intent to deceive the complaining party, upon which the complaining party actually relied to its detriment, and which is the cause of actual damages to the complaining party.

“GAAP” means the United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign governmental, regulatory or administrative body, notified body, agency, department, board, commission or governmental entity, any court or judicial governmental entity, any securities exchange or market on which a party’s or its Affiliate’s securities are listed or are proposed to be listed, any public, private or industry regulatory governmental entity, whether federal, state, local, foreign or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Hazardous Substance” means any material, waste, or other substance which are listed, defined, designated or classified as a pollutant or contaminant or as “hazardous” or “toxic,” or otherwise regulated by any applicable Environmental Law, including, without limitation, polychlorinated biphenyl, nuclear materials, petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof), methyl-tertiary butyl ether, and friable asbestos.

“Indemnifying Party” means any Person against whom indemnification may be sought pursuant to the provisions of ARTICLE 6.

“Indemnity Escrow Amount” means [***].

“Indemnity Escrow Fund” means the escrow fund containing the Indemnity Escrow Amount established under the Escrow Agreement.

“Intellectual Property” means collectively, all rights of any nature or kind in any of the following in any jurisdiction throughout the world: (a) Registered Intellectual Property; (b) unregistered trademarks and service marks, trade names, Internet Resources, trade dress, product configurations or other marks, names, logos and slogans embodying business or product goodwill or indications of origin, all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the businesses in which the foregoing are used; (c) inventions and discoveries, whether patentable or unpatentable, whether or not memorized in an invention disclosure, and whether or not reduced to practice, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items, all improvements thereto; (d) unregistered copyrights, designs, mask works or other expressions and works of authorship (including Marketing Materials) and derivative works and translations thereof, all moral rights and visual artists’ rights in relation to the foregoing and to registered copyrights and applications therefor, (e) the right of privacy or publicity, and (f) Trade Secrets and Know-How meeting the definition of a “trade secret” under the Uniform Trade Secrets Act and all other Know-How.

“Internet Resources” means all Domain Names, electronic addresses, uniform resource locators, Internet blogs, social media sites and accounts (e.g., Facebook, YouTube, Twitter) and similar online resources, as controlled and operated by Sellers or any of their Subsidiaries.

“Know-How” means all technical, scientific and other know-how and information, Trade Secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including high-throughput screening and other drug discovery and development technology, pre-clinical and clinical trial results, investigational use information, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

“Knowledge of Sellers” means the actual knowledge of Eric Lonnqvist, Brian Testa, Robert Neimeyer and Robert Burnside and the knowledge that they would have if they had made reasonable and diligent inquiry of Sellers’ employees, agents, consultants, attorneys, accountants and other persons who would be expected to have knowledge as to the matters represented.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, extension order or code promulgated by a Governmental Authority and similar provisions having the force and effect of law.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Sellers hold any Leased Real Property used in connection with the Business, including (a) the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers and (b) any and all rights to exercise any options to extend the Lease or purchase the Leased Real Property or exercise any rights of first refusal, first offer or purchase contained in the Lease.

“Liabilities” means any and all debts, losses, damages, adverse claims, fines, penalties, liabilities or obligations of any kind, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, liquidated or unliquidated, due or whether to become due or on- or off-balance sheet, and whether in Contract, tort, strict liability or otherwise, including any arising under any Law, Action or Order, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, testing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of the Products or any intermediate thereof, including quality assurance and quality control.

“Manufacturing Documentation” means any and all documentation that is necessary, required by applicable Laws and in the possession of Sellers (or any of their respective Affiliates) exclusively for the Manufacture of the Products (or any component thereof), including the following: manufacturing process validation reports; manufacturing instructions; batch record templates; manufacturing standard operating procedures; specifications and test methods for the Products, raw materials and stability; standard operating procedures and specifications for labeling, packaging, manufacturing and packaging instructions; master formula; validation reports (analytical, packaging and cleaning); stability data; and approved supplier lists.

“Material Adverse Effect” means any occurrence, condition, change, event or effect that either alone or in combination with any other related effect, each occurring prior to the date of determination of the occurrence of the Material Adverse Effect, is materially adverse in relation to the condition (financial or otherwise), properties, assets and Liabilities (taken together), business prospects, operations or results of operations of the Business, the Products, the Acquired Assets and the Assumed Liabilities, taken as a whole; provided, however, that none of the following in clauses (a) through (f) shall be deemed to constitute a Material Adverse Effect with respect to the Business, except to the extent that the following have a disproportionate adverse effect on the Business relative to other similarly situated companies or businesses: any occurrence, condition, change, event or effect that arises from or relates to (a) occurrences, conditions, changes or events that impact generally the industry in which such Person operates, (b) general business or economic conditions, (c) natural disasters, or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (d) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in GAAP, (f) changes in Laws, (g) the public announcement or pendency of the Transactions, (h) the taking of any actions required by this Agreement to the extent such actions was the proximate cause of such occurrence, condition, change, event or effect, or (i) the failure of the Business to meet any financial forecast, projection, estimate, prediction or models provided that the underlying reason for such failure may be taken into account in determining the existence of a Material Adverse Effect.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past practice.

“Patents” means (a) all patents, patent applications (including provisional applications), statutory invention registrations, utility models, inventors’ certificates in any country or supranational jurisdiction worldwide; and (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications.

“Permit” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, and all applications for any of the foregoing, in each case as amended from time to time.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, (b) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (e) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over Sellers’ leased premises which are not violated by the current use and operation thereof.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or any Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or the portion of any Straddle Period through the end of the Closing Date.

“Pre-Ordered Items” means services or Products (including in any open purchase orders or other backlog of Sellers), in each case incurred in the Ordinary Course of Business and that relate exclusively to the Business, that have been ordered and not fulfilled or otherwise satisfied as of the Closing Date by Sellers.

“Product Know-How” means all Know-How that is owned or purported to be owned or licensed by Sellers or any of their respective Affiliates as of the Closing Date and that relates to the Products.

“Product Labeling” means, with respect to a Product, (a) the full prescribing information for such Product, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Product.

“PTO Balance Amount” means [***], representing the combined value of PTO balances paid out (or that will be paid out) by Sellers to the Transferred Employees upon the termination of their employment with iCAD.

“Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“Regulatory Approval” means, with respect to any Product in any country or regulatory jurisdiction, any and all approvals, Permits, licenses, price and reimbursement approvals, registrations, clearances or authorizations from Governmental Authority or self-certifications in respect of the Exploitation of the Products for use in such country or jurisdiction in accordance with applicable Law.

“Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, commercialization, Exploitation, investigation, research, development, sale, distribution or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA.

“Regulatory Correspondence” means all applications, submissions, filings, reports or other documents, submitted or required to be submitted to any Governmental Authority, including the FDA, including amendments or supplements to any such documents and correspondence and other submissions related thereto (including minutes and official contact reports relating to any communications with any Governmental Authority), annual reports, safety reports, including Adverse Event reports, other periodic reports, and electronic establishment registration and drug listing files, as well as all correspondence received from such Governmental Authority and regulatory and clinical files and data pertaining to the foregoing in possession or control of Sellers or their respective Affiliates, whether in paper or electronic form.

“Regulatory Documentation” means all regulatory, scientific and technical documents, and any other books and records, owned, maintained or in the possession or control of Sellers or their respective Affiliates, including (a) the Regulatory Correspondence, (b) all applications, registrations, clearances, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Regulatory Approval, (c) correspondence and reports necessary to Exploit the Products as of or following the Closing Date submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and relevant supporting documents submitted to or received from Regulatory Authorities with respect thereto, including regulatory drug lists, final versions of advertising and promotion documents, Product Labeling used as of the Closing Date, Adverse Event files and complaint files, (d) all research and development data (including all bioequivalence and other clinical trial data) and investigational use information related to the Acquired Assets or the Products, together with all applicable books and records, (e) all development work, formulations, and analytical methods related to the Products, and (f) all data (including clinical and pre-clinical data) and investigational use related to the Products contained in any of the foregoing.

“Release” means any release, spill, emission, seepage, abandonment, leaking, pumping, pouring, emptying, escaping, dumping, injecting, depositing, discharging or leaching into the environment.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, abatement, response action, corrective action, monitoring, sampling and analysis, closure and post-closure operation and maintenance in connection with the Release of a Hazardous Substance.

“Representatives” means such party’s employees, agents, directors, managers, officers, consultants and advisors.

“Seller-Owned Intellectual Property” means any Business Intellectual Property that is owned, purported to be owned by or exclusively licensed to Sellers.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means any other Person (a) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person, (b) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Tax” means, whether or not disputed, (a) any income, corporate, capital stock, capital gains, capital acquisitions, commercial activity, inheritance, deposit interest retention, gift, relevant Contracts, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, net worth, transfer, franchise, profits, license, value-added, withholding, estimated, payroll, employment or unemployment, disability, social security (or similar), excise, severance, registration, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest or any penalty or addition to tax imposed in respect of the foregoing, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, (c) any Liability under any state abandonment or unclaimed property, escheat or similar Law and (d) any Liability to indemnify or otherwise assume or succeed to any Liability for the payment of any amounts of the type described in clause (a), (b) or (c) of this sentence.

“Tax Return” means any return, schedule, statement, report, election, claim for refund, declaration or form (including information statements, returns and reports) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any such tax (domestic or foreign).

“Third Party Software” means commercial off-the-shelf Software that has not been modified or customized by a third party for Sellers, and is licensed to Sellers pursuant to a Contract that does not require any future payment(s), including any applicable maintenance and support fees, of more than $[***].

“Trade Secrets” means all trade secret rights and corresponding rights in Confidential Information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information.

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names and Domain Names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register and renewals of the foregoing anywhere in the world and all goodwill associated therewith.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate contemplated hereby or thereby or to be executed by Sellers or Buyers in connection with the consummation of the Transactions.

“Transactions” means the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Transactions.

“Transferred Employee” means each Employee either (i) to whom Buyers extend an offer of employment (effective contingent on the Closing) and who, prior to the Closing, accepts such offer of employment in accordance with the terms of such offer of employment or (ii) who transfers to Buyers or one of their Affiliates by operation of law.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

The following terms, as used in this Agreement, have the respective meanings set forth in the following Sections of this Agreement:

Index of Defined Terms
Defined Term	Section

Accounts Receivable	Section 1.1(a)
Acquired Assets	Section 1.1
Additional Asset	Section 5.9(c)
Agreement	Preamble
Assumed Contracts	Section 1.1(e)
Assumed Liabilities	Section 1.3
Deductible Amount	Section 6.7
Bill of Sale	Section 2.3(b)(i)
Business	Preamble
Products	Section 3.14(a)
Business Registered Intellectual Property	Section 3.14(b)
Buyer or Buyers	Preamble
Buyer Indemnified Parties	Section 6.3
Cap	Section 6.7
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Critical Problem	Section 3.13(q)
Customer	Section 2.3(a)
Disclosure Schedules	Article III
Excluded Assets	Section 1.2
Exclusivity Payment	Preamble
Expiration Date	Section 6.1
Financial Statements	Section 3.5(a)
Fundamental Representations	Section 6.1
Indemnifiable Damages	Section 6.5
Indemnified Parties	Section 6.3
Indemnification Claim Notice	Section 8.5
Information Systems	Section 3.14(p)
Interim Balance Sheet	Section 3.5(a)
IP Assignment Agreement	Section 2.3(b)(ii)
Leased Real Property	Section 3.12(b)
Public Disclosure	Section 5.4
Purchased Software	Section 3.13(p)
Purchase Price	Section 2.1
Related Party	Section 3.17
Release Date	Section 8.6
Retained Liabilities	Section 1.4
Security Deposit Amount	Section 1.1(r)
Seller or Sellers	Preamble
Seller Indemnified Parties	Section 6.2
Seller Marks	Section 5.6
Supplier	Section 3.20
Tax Claim	Section 5.5(e)(ii)
Transition Services Agreement	Section 2.3(b)(v)